Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of February 27, 2020,

by and among

SHELL PIPELINE COMPANY LP,

SHELL GOM PIPELINE COMPANY LLC,

SHELL CHEMICAL LP,

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US,

SHELL MIDSTREAM PARTNERS, L.P.

and

TRITON WEST LLC

i

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 27, 2020, by and among SHELL PIPELINE COMPANY LP, a Delaware limited partnership (“SPLC”), SHELL GOM PIPELINE COMPANY LLC, a Delaware limited liability company (“SGOM”), SHELL CHEMICAL LP, a Delaware limited partnership (“Shell Chemical”), EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US, a Delaware limited liability company (“SOPUS” and together with SPLC, SGOM and Shell Chemical, the “Shell Parties”), SHELL MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (“SHLX”), and Triton West LLC, a Delaware limited liability company (“Triton” and together with SHLX the “SHLX Parties”).

RECITALS

WHEREAS, SGOM owns a 79% interest (the “Mattox Subject Interests”) in Mattox Pipeline Company LLC, a Delaware limited liability company (“Mattox”).

WHEREAS, SGOM desires to transfer to SHLX all of its right, title and interest in and to the Mattox Subject Interests, and SHLX desires to accept and acquire the Mattox Subject Interests in accordance with the terms of this Agreement (the “Mattox Transaction”);

WHEREAS, SOPUS owns certain transportation and storage facilities for crude oil, refinery feedstocks, refined products and chemicals located in Norco, Louisiana, including any Projects related thereto, and more particularly described on Appendix A to this Agreement (collectively, the “SOPUS Norco Assets”);

WHEREAS, SOPUS desires to transfer to Triton all of its right, title and interest in and to the SOPUS Norco Assets and Triton desires to accept and acquire the SOPUS Norco Assets in accordance with the terms of this Agreement (the “SOPUS Norco Transaction”);

WHEREAS, Shell Chemical owns certain transportation and storage facilities for crude oil, refinery feedstocks, refined products and chemicals located in Norco, Louisiana and more particularly described on Appendix A to this Agreement (collectively, the “Shell Chemical Norco Assets” and, together with the SOPUS Norco Assets, the “Norco Assets”);

WHEREAS, Shell Chemical desires to transfer to Triton all of its right, title and interest in and to the Shell Chemical Norco Assets and Triton desires to accept and acquire the Shell Chemical Norco Assets in accordance with the terms of this Agreement (the “Shell Chemical Norco Transaction” and collectively with the Mattox Transaction and the SOPUS Norco Transaction, the “Dropdown Transaction”);

WHEREAS, Shell Midstream Partners GP LLC (the “General Partner”) is the general partner of SHLX and holds an approximate 2.0% General Partner Interest (as defined in the Partnership Agreement) in SHLX and all of the Incentive Distribution Rights (as defined in the Partnership Agreement) of SHLX, which entitle the General Partner to certain distributions and other rights pursuant to the Partnership Agreement;

WHEREAS, the General Partner and SHLX have agreed to the restructuring of the outstanding Incentive Distribution Rights and the General Partner Interest (the “Restructuring”, and together with the Dropdown Transaction, the “Overall Transaction”), all of which are held by the General Partner, pursuant to a transaction in which (i) the General Partner will agree that the General Partner Units will be converted into a non-economic general partner interest in SHLX and the General Partner Units and the Incentive Distribution Rights will be cancelled, and in exchange therefor (ii) SHLX will issue the Restructuring Common Units (as defined in the Restructuring Agreement) to the General Partner or one or more of its Affiliates, in each case on the terms and subject to the conditions set forth in that certain Partnership Interests Restructuring Agreement, dated as of February 27, 2020, by and between SHLX and the General Partner (the “Restructuring Agreement”);

WHEREAS, in connection with the Overall Transaction, the General Partner has agreed to waive any and all rights to certain distributions that would otherwise be payable on the Restructuring Common Units (as defined in the Restructuring Agreement), as further set forth in the Restructuring Agreement; and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has previously (i) received an opinion of Evercore Group LLC, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the total Consideration to be issued by SHLX pursuant to the Overall Transaction is fair, from a financial point of view, to SHLX and (ii) in good faith (x) determined that this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Overall Transaction, on the terms and conditions set forth in this Agreement and the Transaction Documents, are in the best interests of the Partnership Group (as defined in the Partnership Agreement), (y) approved this Agreement and the Transaction Documents, the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the Overall Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and (z) resolved to recommend to the Board of Directors that it approve this Agreement and the Transaction Documents, the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the Overall Transaction and (b) subsequently, the Board of Directors (acting based on the receipt of such Special Approval and recommendation of the Conflicts Committee), at a meeting duly called and held, (i) determined that this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Overall Transaction, on the terms and conditions set forth in this Agreement and the Transaction Documents, would be in the best interests of the Partnership Group and (ii) approved this Agreement and the Transaction Documents, the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the Overall Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that when used (a) with respect to the Shell Parties, the term “Affiliate” shall mean any other Person that directly or indirectly Controls, is Controlled by or is under common Control with each Shell Party, excluding SHLX, the General Partner and SHLX’s subsidiaries and equity interests, including Triton, and (b) with respect to SHLX and Triton, the term “Affiliate” shall mean only the General Partner and SHLX’s subsidiaries and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” means any statute, law (including common law), ordinance, code, rule or regulation of any Governmental Authority and any order, decision, injunction, judgment, award and decree or consent of or agreement with any Governmental Authority, in each case, that is binding upon or applicable to a Person.

“Assumed Liabilities” has the meaning ascribed to such term in Section 8.4(a)(iii).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 11.6.

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Business Day” means any day except a Saturday, a Sunday and any day which, in Houston, Texas, United States, shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Ceiling Amount” has the meaning ascribed to such term in Section 11.6(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“CNOOC” means CNOOC Petroleum Sales U.S.A. Inc.

“CNOOC Waiver” means that certain consent to the Mattox Transaction and waiver of all transfer restrictions on the Mattox Subject Interests in the Mattox LLC Agreement, subject to certain exceptions and conditions, executed and delivered to SGOM by CNOOC Petroleum Sales U.S.A. Inc. on July 8, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning ascribed to such term in the recitals.

“Consideration” means, collectively, (a) a number of Series A Preferred Units equal to the value of 1.2 billion Dollars ($1,200,000,000), subject to adjustment pursuant to Section 2.4; and (b) 160 million (160,000,000) Common Units.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, deficiencies, fines, penalties, costs and expenses (including court costs and reasonable, documented, out-of-pocket attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Deductible Amount” has the meaning ascribed to such term in Section 11.6(a).

“Direct Claim” has the meaning ascribed to such term in Section 11.5.

“Disclosure Letter” has the meaning ascribed to such term in Article III.

“Dispute” has the meaning ascribed to such term in Section 13.4(a).

“Effective Time” means 12:01 a.m., Houston Time, on the Closing Date.

“Environmental Laws” means, without limitation, the following laws, in effect, and as interpreted and enforced, as of the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment or health and safety, including the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal, local or other governmental court, department, commission, board, bureau, agency, regulator, tribunal, arbitrator or instrumentality, whether foreign or domestic.

“Hazardous Materials” means (a) any chemical or substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, perfluorooactanoic acid (PFOA) or perfluorooctane sulfonate (PFOS) or other per- or-polyfluoroalkyl substances (PFAS) that are currently subject to regulation under applicable Environmental Law, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, refined petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas or any mixtures thereof; (c) naturally occurring radioactive material, radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all accrued interest, premiums, penalties and other obligations related to any of the foregoing.

“Joint Venture Contract” means (a) every material contract or material agreement to which Mattox or any of its subsidiaries is a party or to which any Mattox Asset is subject, including every material contract, material agreement and material instrument representing Indebtedness for Borrowed Money and all guarantees thereof, as of the date of this Agreement and which remains executory in whole or in part and (b) the Mattox LLC Agreement.

“Joint Venture Monthly Financial Statements” has the meaning ascribed to such term in Section 4.6(a).

“Knowledge,” “Known” or derivatives thereof, as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry. The designated personnel for SGOM, SPLC, Shell Chemical, SOPUS and SHLX are set forth on Appendix B.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, lease, sublease, license, sublicense, conditional sales contract, charge, encumbrance use restriction, option or encroachment.

“LP Holdings” means Shell Midstream LP Holdings LLC, a direct subsidiary of SPLC.

“Material Contract” means the following contracts or other agreements, as amended or supplemented and in effect, to which, as of the date of this Agreement the Norco Assets are subject: (a) contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof; (b) price swaps, hedges, futures or similar instruments; (c) contracts containing any preferential rights to purchase or similar rights relating to the Norco Assets; (d) tariffs; and (e) contracts or agreements which, individually, require or entitle Shell Chemical or SOPUS, as applicable, to make or receive payments aggregating at least Twenty-Five Million Dollars ($25,000,000) annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which Shell Chemical or SOPUS, as applicable, may exercise a renewal or extension option in its sole discretion.

“Mattox” has the meaning ascribed to such term in the recitals.

“Mattox Assets” means all of the assets owned by Mattox, including the Mattox Pipeline.

“Mattox Assignment Agreement” means the Subject Interests Assignment Agreement between SGOM and SHLX dated as of the Closing Date, pursuant to which SGOM assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to SHLX, all of SGOM’s right, title and interest in and to the Mattox Subject Interests.

“Mattox LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement, dated July 22, 2015, by and between SGOM and CNOOC Petroleum Sales U.S.A. Inc. (f/k/a Nexen Petroleum Sales U.S.A. Inc.), as amended to date.

“Mattox Permits” has the meaning ascribed to such term in Section 4.15.

“Mattox Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the gathering of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by Mattox or any of its subsidiaries, including the approximately 90 miles of pipeline located in the Gulf of Mexico, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Mattox Subject Interests” has the meaning ascribed to such term in the recitals.

“Mattox Transaction” has the meaning ascribed to such term in the recitals.

“Non-Assigned Assets” has the meaning ascribed to such term in Section 8.3.

“Norco Assets” has the meaning ascribed to such term in the recitals.

“Norco Ground Lease” means that certain Ground Lease, dated as of the Closing Date, between SOPUS and Shell Oil Company, as lessors, Shell Chemical, as adjacent landowner, and Triton, as lessee, pursuant to which SOPUS leases to Triton a portion of the real property underlying the Norco Assets and Shell Chemical provides rights of way for existing pipeline crossings and ingress and egress across its property for access to the leased real property underlying the Norco Assets during the duration of the Ground Lease.

“Norco Transaction” has the meaning ascribed to such term in the recitals.

“Notice” has the meaning ascribed to such term in Section 13.3.

“Order” has the meaning ascribed to such term in Section 10.1(c).

“Overall Transaction” has the meaning ascribed to such term in the recitals.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P. dated as of February 26, 2018, as further amended by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P. dated as of December 21, 2018.

“Permit” means any permit, approval, consent, filing, notice, waiver, exemption, certification, registration, license or other authorization required under any Applicable Law (including any applicable Environmental Law).

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of the Mattox Assets or Norco Assets, as applicable, in each case, for amounts not yet due and payable (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, conveyance, use, value, operation or maintenance of the Mattox Assets or Norco Assets, as applicable, to which they pertain or any Shell Party’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable or not yet delinquent or the amount or validity of which is reasonably being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (e) pipeline, utility and similar easements and other rights in respect of surface operations that, individually or in the aggregate, would not reasonably be expected to materially interfere with the use, value, operation, conveyance or maintenance of the Mattox Assets or Norco Assets, as applicable; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Mattox Assets or Norco Assets, as applicable; (g) all rights to consent by required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of easements, rights-of-way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens and interests described on Section 1.1(a) of the Disclosure Letter.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Project” has the meaning ascribed to such term in Section 8.7.

“Restated Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of SHLX dated as of the Closing Date, that, among other things, sets forth the terms of the Series A Preferred Units.

“Restructuring” has the meaning ascribed to such term in the recitals.

“Restructuring Agreement” has the meaning ascribed to such term in the recitals.

“Retained Liabilities” has the meaning ascribed to such term in Section 8.4(b).

“Retained Purchase Orders” means all obligations under purchase orders for work related to the Norco Assets existing prior to the Effective Time which have been accepted by SOPUS or Shell Chemical, as applicable, in the ordinary course of business but not yet filled or paid exceeding the amount of Fifty Thousand Dollars ($50,000) in the aggregate which shall remain the sole responsibility of and shall be retained, fully paid, fully performed, and fully discharged solely by SOPUS and Shell Chemical, as applicable, for a period of twelve (12) months following the Effective Time.

“Rules” has the meaning ascribed to such term in Section 13.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Convertible Preferred Units to be established and issued in connection with the closing of the Overall Transaction, with the terms set forth in the Restated Partnership Agreement.

“Series A Preferred Unit Price” means $23.63 per Series A Preferred Unit.

“SGOM” has the meaning ascribed to such term in the preamble.

“SGOM Closing Certificate” has the meaning ascribed to such term in Section 10.2(a).

“SGOM Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the business, operations, value, financial condition or prospects of Mattox, or the Mattox Assets, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general or (iii) resulting from the announcement of the Overall Transaction and the taking of any actions contemplated by the Transaction Documents (excluding any preferential purchase right, right of first refusal, tag along right or similar right triggered as a result of the Overall Transaction or the consummation of the transactions contemplated by the Transaction Documents), provided, that in the case of clauses (i) and (ii), the impact on any component of Mattox or the Mattox Assets is not materially disproportionate to the impact on similarly situated Persons in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable, or (b) the ability of SGOM to perform its obligations under this Agreement and/or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Shell Chemical” has the meaning ascribed to such term in the preamble.

“Shell Chemical Closing Certificate” has the meaning ascribed to such term in Section Section 10.2(a).

“Shell Chemical Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the business, operations, value, financial condition or prospects of the Shell Chemical Norco Assets, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general or (iii) resulting from the announcement of the Overall Transaction and the taking of any actions contemplated by the Transaction Documents (excluding any preferential purchase right, right of first refusal, tag along right or similar right triggered as a result of the Overall Transaction or the consummation of the transactions contemplated by the Transaction Documents), provided, that in the case of clauses (i) and (ii), the impact on any component of the Shell Chemical Norco Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable, or (b) the ability of Shell Chemical to perform its obligations under this Agreement and/or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Shell Chemical Norco Assets” means those Norco Assets held by Shell Chemical and identified on Appendix A.

“Shell Chemical Norco Assignment Agreement” means the Assignment Agreement between Shell Chemical and Triton dated as of the Closing Date, pursuant to which Shell Chemical assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to Triton, all of Shell Chemical’s right, title and interest in and to the Shell Chemical Norco Assets.

“Shell Chemical Norco Transaction” has the meaning ascribed to such term in the recitals.

“Shell Chemical Permits” has the meaning ascribed to such term in Section 5.9(a).

“Shell Chemical Terminalling Services Agreement (South)” means that certain Terminalling Services Agreement, dated the Closing Date, by and between Shell Chemical and Triton related to the manufacturing facility located in the southern region of the United States.

“Shell Indemnified Parties” has the meaning ascribed to such term in Section 11.2.

“Shell Parties” has the meaning ascribed to such term in the preamble.

“SHLX” has the meaning ascribed to such term in the preamble.

“SHLX Closing Certificate” has the meaning ascribed to such term in Section 10.3(a).

“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 11.1.

“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of the SHLX Parties to perform their respective obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

“SHLX Parties” has the meaning ascribed to such term in the preamble.

“SOPUS” has the meaning ascribed to such term in the preamble.

“SOPUS Closing Certificate” has the meaning ascribed to such term in Section 10.2(a).

“SOPUS Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the business, operations, value, financial condition or prospects of the SOPUS Norco Assets, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general or (iii) resulting from the announcement of the Overall Transaction and the taking of any actions contemplated by the Transaction Documents (excluding any preferential purchase right, right of first refusal, tag along right or similar right triggered as a result of the Overall Transaction or the consummation of the transactions contemplated by the Transaction Documents), provided, that in the case of clauses (i) and (ii), the impact on any component of the SOPUS Norco Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable, or (b) the ability of SOPUS to perform its obligations under this Agreement and/or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

“SOPUS Norco Assets” means those Norco Assets held by SOPUS and identified on Appendix A.

“SOPUS Norco Assignment Agreement” means the Assignment Agreement between SOPUS and Triton dated as of the Closing Date, pursuant to which SOPUS assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to Triton, all of SOPUS’s right, title and interest in and to the SOPUS Norco Assets.

“SOPUS Norco Permits” has the meaning ascribed to such term in Section 6.9(a).

“SOPUS Norco Transaction” has the meaning ascribed to such term in the recitals.

“SOPUS Terminalling Services Agreement (South)” means that certain Terminalling Services Agreement, dated the Closing Date, by and between SOPUS and Triton related to the manufacturing facility located in the southern region of the United States.

“Special Approval” has the meaning ascribed to such term in the recitals.

“SPLC” has the meaning ascribed to such term in the preamble.

“SPLC Closing Certificate” has the meaning ascribed to such term Section 10.2(a).

“Subject Interest Distributions” has the meaning ascribed to such term in Section 2.4.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes and duties, levies, customs, tariffs, imposts or other assessments in the nature of a tax (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Transaction Documents” means this Agreement, the Restructuring Agreement, the Mattox Assignment Agreement, the SOPUS Norco Assignment Agreement, the Shell Chemical Norco Assignment Agreement, the SOPUS Terminalling Services Agreement (South), the Shell Chemical Terminalling Services Agreement (South), the Norco Ground Lease and the Restated Partnership Agreement, any certificates delivered by any of the parties at the Closing and any other documents of conveyance or other related documents contemplated to be entered into in connection with the Overall Transaction with respect to which SPLC, SGOM, Shell Chemical, SOPUS, SHLX, the General Partner or Triton, as applicable, is a party.

“Transfer Tax” has the meaning ascribed to such term in Section 9.3.

“Tribunal” has the meaning ascribed to such term in Section 13.4(b).

“Triton” has the meaning ascribed to such term in the preamble.

“Asset Integrity Issues” means those asset integrity issues (i.e., improper design or fabrication, corrosion, leakage, physical defects, etc.) affecting the ability of the Shell Chemical Norco Asset or the SOPUS Norco Assets to operate safely, reliably and efficiently.

Section 1.2    Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “appendix,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Letter, appendix, preamble or recitals hereto and all Disclosure Letters and appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and the singular and plural; (f) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” “hereto” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used; (g) the word “or” shall be disjunctive but not exclusive; (h) the words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”; (i) references to any Person includes the successors and permitted assigns of such Person; (j) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (k) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

ARTICLE II

CONVEYANCE AND CLOSING

Section 2.1    Transfer.

Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Documents, at the Closing:

(a)    SGOM shall transfer, assign, convey, set over and deliver the Mattox Subject Interests to SHLX;

(b)    SHLX shall accept and acquire the Mattox Subject Interests from SGOM and shall be admitted as a member of Mattox;

(c)    SOPUS shall transfer, assign, convey, set over and deliver the SOPUS Norco Assets to Triton, as designee of SHLX;

(d)    Shell Chemical shall transfer, assign, convey, set over and deliver the Shell Chemical Norco Assets to Triton, as designee of SHLX; and

(e)    Triton, in its capacity as designee of SHLX, shall accept and acquire the Norco Assets;

in each case free and clear of all Liens (other than restrictions under applicable federal and state securities laws).

Section 2.2    Consideration.

In consideration for the Overall Transaction, SHLX shall issue the Consideration to SPLC (or its designee) on behalf of the Shell Parties or the General Partner, as applicable.

Section 2.3    Closing.

(a)    The closing of the Dropdown Transaction (the “Closing”) shall take place as provided in this Section 2.3. The Closing will be held at the offices of SHLX at 150 N. Dairy Ashford, Houston, Texas 77079, on the earlier of (i) April 1, 2020 or (ii) two (2) Business Days after satisfaction or waiver, as applicable, of the conditions set forth in Section 10.1 and Section 10.3, or such other place, date and time or means (including by electronic means), as may be mutually agreed upon by the parties hereto.

(b)    At the Closing, the SHLX Parties shall deliver, or cause to be delivered, the following to SGOM, SOPUS or Shell Chemical, or any designee of any of the Shell Parties, as applicable:

(i)	the Series A Preferred Units to be issued by SHLX to LP Holdings as designee of the Shell Parties;

(ii)	a copy of the Restated Partnership Agreement, duly executed by the General Partner;

(iii)	a duly executed counterpart of the Mattox Assignment Agreement by SHLX;

(iv)	a duly executed counterpart of the SOPUS Norco Assignment Agreement by Triton;

(v)	a duly executed counterpart of the Shell Chemical Norco Assignment Agreement by Triton;

(vi)	a duly executed counterpart of the Norco Ground Lease by Triton;

(vii)	a duly executed counterpart of the Shell Chemical Terminalling Services Agreement (South) by Triton;

(viii)	a duly executed counterpart of the SOPUS Terminalling Services Agreement (South) by Triton;

(ix)	a certificate of good standing as of a recent date for each of SHLX and Triton; and

(x)	the SHLX Closing Certificate.

(c)    At the Closing, SPLC shall deliver, or cause to be delivered, the following to the SHLX Parties:

(i)	a certificate of good standing as of a recent date for SPLC; and

(ii)	the SPLC Closing Certificate.

(d)    At the Closing, SGOM shall deliver, or cause to be delivered, the following to the SHLX Parties:

(i)	a duly executed counterpart of the Mattox Assignment Agreement by SGOM;

(ii)	a certificate of good standing as of a recent date for each of SGOM and Mattox;

(iii)	a foreign qualification certificate from the State of Texas as of a recent date for Mattox;

(iv)

a certificate of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2) and Code Section 1446(f) from SOPUS (the person from whom SGOM is disregarded for U.S. federal income tax purposes); and

(v)	the SGOM Closing Certificate.

(e)    At the Closing, Shell Chemical shall deliver, or cause to be delivered, the following to Triton, SOPUS, or the SHLX Parties, as applicable:

(i)	a duly executed counterpart of the Shell Chemical Norco Assignment Agreement;

(ii)	a duly executed counterpart of the Norco Ground Lease;

(iii)	a duly executed counterpart of the Shell Chemical Terminalling Services Agreement (South);

(iv)	a certificate of good standing as of a recent date for Shell Chemical;

(v)	a foreign qualification certificate from the State of Louisiana as of a recent date for Shell Chemical;

(vi)	a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2) from Shell Chemical; and

(vii)	the Shell Chemical Closing Certificate.

(f)    At the Closing, SOPUS shall deliver, or cause to be delivered, the following to Triton, Shell Chemical, or the SHLX Parties, as applicable:

(i)	a duly executed counterpart of the SOPUS Norco Assignment Agreement;

(ii)	a duly executed counterpart of the Norco Ground Lease;

(iii)	a duly executed counterpart of the SOPUS Terminalling Services Agreement (South);

(iv)	a certificate of good standing as of a recent date for SOPUS;

(v)	a foreign qualification certificate from the State of Louisiana as of a recent date for SOPUS;

(vi)	a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2) from SOPUS; and

(vii)	the SOPUS Closing Certificate.

(g)    The parties hereto agree to deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by another party hereto not less than two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement and the other Transaction Documents.

Section 2.4    Subject Interest Distributions.

For the avoidance of doubt, SHLX shall be entitled to receive from SGOM any and all dividends or distributions payable in cash, equity securities, or other property declared, set aside or paid by Mattox on the Mattox Subject Interests with a record date on or after June 15, 2020 (and such distributions are referred to herein as the “Subject Interest Distributions”); provided, however, that if the Closing Date occurs after the date upon which the Subject Interest Distributions are paid by Mattox, such Subject Interest Distributions shall be treated as an adjustment to the Consideration and the number of Series A Preferred Units that are issued as part of the Consideration shall be reduced by an amount equal to (x) the value of such Subject Interest Distributions divided by (y) the Series A Preferred Unit Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPLC

SPLC hereby represents and warrants, solely and not jointly with any other Shell Party, that, except as disclosed in the disclosure letter delivered to the SHLX Parties on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 3.1    Organization.

SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 3.2    Authority and Approval.

(a)    SPLC has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which SPLC is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SPLC of this Agreement and the other Transaction Documents to which SPLC is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC have been duly and validly authorized and approved by all requisite limited partnership action on the part of SPLC.

(b)    This Agreement has been duly and validly executed and delivered by SPLC and constitutes the valid and legally binding obligation of SPLC, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which SPLC is a party, such other Transaction Documents will be duly and validly executed and delivered by SPLC and will constitute the valid and legally binding obligations of SPLC, enforceable against SPLC in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3    No Conflict; Consents.

Except as set forth on Section 3.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is or will be a party or by which SPLC is or will be bound does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SPLC; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SPLC is a party or by which SPLC is bound; or (iv) result in the creation of any Lien on the Mattox Subject Interests under any such indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to result in any material liability or obligation of any SHLX Party (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SPLC with respect to the Mattox Subject Interests in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is or will be a party or the consummation of the transactions contemplated hereby or thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 3.4    Investment Intent.

(a)    SPLC, together with its wholly owned subsidiary LP Holdings, is accepting the Consideration for its own account with the intention of holding the Consideration for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SPLC acknowledges that the Consideration constitutes “restricted securities” and has not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the Consideration will bear a restrictive legend to that effect. SPLC further acknowledges that such Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable, and that it may be necessary to hold the Consideration for an indefinite period of time as no public market exists for the Series A Preferred Units and SHLX has made no assurance that a public market will ever exist for the Series A Preferred Units.

(b)    LP Holdings is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the investment by LP Holdings in SHLX is for investment purposes for its own account and not for the account of others. SPLC, together with its wholly owned subsidiary LP Holdings, have (i) been afforded access to information about SHLX and its financial condition, business, property, management and prospects sufficient to enable them to evaluate their prospective investment in the Series A Preferred Units, (ii) such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration and (iii) so evaluated the merits and risks of such investment. LP Holdings is able to bear the economic risk of an investment in the Consideration and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SGOM

SGOM hereby represents and warrants to the SHLX Parties, solely and not jointly with any other Shell Party, that, except as disclosed in the disclosure letter delivered to the SHLX Parties on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 4.1    Organization.

(a)    SGOM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Mattox is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    SGOM has made available to SHLX true and complete copies of the organizational documents of Mattox as in effect as of the date of this Agreement.

Section 4.2    Authority and Approval.

(a)    SGOM has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which SGOM is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SGOM of this Agreement and the other Transaction Documents to which SGOM is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SGOM have been duly and validly authorized and approved by all requisite limited liability company action on the part of SGOM.

(b)    This Agreement has been duly and validly executed and delivered by SGOM and constitutes the valid and legally binding obligation of SGOM, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which SGOM is a party, such other Transaction Documents will be duly and validly executed and delivered by SGOM and will constitute the valid and legally binding obligations of SGOM, enforceable against SGOM in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3    No Conflict; Consents.

Except as set forth on Section 4.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SGOM is or will be a party or by which SGOM is or will be bound does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SGOM or Mattox; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, Joint Venture Contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SGOM or Mattox is a party or by which SGOM or Mattox is bound, or constitute an event which, after notice or lapse of time or both, would result in any such suspension, termination or cancellation; or (iv) result in the creation of any Lien on the Mattox Subject Interests or Mattox Assets, or constitute an event which, after notice or lapse of time or both, would result in any such creation of a Lien, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a SGOM Material Adverse Effect or result in any material liability or obligation of any SHLX Party (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order, waiver or authorization of any Governmental Authority or other Person is required to be obtained or made by SGOM with respect to the Mattox Subject Interests or Mattox Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SGOM is or will be a party or the consummation of the transactions contemplated hereby or thereby, including the Mattox Transaction, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect (including such consents, approvals, licenses, permits, orders, waivers or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4    Capitalization; Title to Mattox Subject Interests.

Except as set forth on Section 4.4 of the Disclosure Letter:

(a)    SGOM owns, beneficially and of record, the Mattox Subject Interests and has good and valid title to all of the Mattox Subject Interests and, upon delivery by SGOM of the Mattox Subject Interests at Closing, will convey to SHLX good title to the Mattox Subject Interests, free and clear of all Liens. Except for (i) the conveyance of the Mattox Subject Interests contemplated by this Agreement and (ii) restrictions under applicable federal and state securities laws, the Mattox Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Mattox Subject Interests, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements. The Mattox Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable. The Mattox Subject Interests are not directly or indirectly subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law, any organizational documents of Mattox, or any Joint Venture Contract.

(b)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Mattox any equity interests of or in such entity, (ii) no commitments on the part of Mattox to issue capital stock, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Mattox reserved for issuance for any such purpose. Mattox does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. As it relates to SGOM’s 79% ownership interest in Mattox, except for this Agreement, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement preemptive right or proxy relating to any equity securities of Mattox. As it relates to the remaining 21% ownership interest in Mattox, to the Knowledge of SGOM, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement preemptive right or proxy relating to any equity securities of Mattox. Mattox does not own any equity interests in any other Person except as set forth on Section 4.4 of the Disclosure Letter.

Section 4.5    Litigation; Laws and Regulations.

(a)    Except as set forth on Section 4.5(a) of the Disclosure Letter, there are no (i) civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations or proceedings pending or, to the Knowledge of SGOM, threatened against Mattox or affecting SGOM’s ownership or operation of the Mattox Subject Interests or the Mattox Assets, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Mattox or (iii) pending or, to the Knowledge of SGOM, threatened investigations by any Governmental Authority against Mattox, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(b)    Mattox is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(c)    There are no civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to SGOM’s Knowledge, threatened that (i) question or involve the validity or enforceability of SGOM’s obligations under this Agreement or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by SGOM of the Overall Transaction, including the Mattox Transaction, or (B) Damages in connection with any such consummation.

Section 4.6    Financial Information; Undisclosed Liabilities.

(a)    SGOM has provided to SHLX the audited consolidated financial statements as of and for the twelve (12) month periods ended December 31, 2018 and 2019 of Mattox (the “Joint Venture Monthly Financial Statements”). The applicable Joint Venture Monthly Financial Statements present fairly in all material respects the financial position of Mattox as of the dates or for the periods set forth therein. There are no material off-balance sheet arrangements of Mattox. The Joint Venture Monthly Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented (except as may be indicated in the notes thereto and except, in the case of the unaudited Joint Venture Monthly Financial Statements, the absence of notes to such Joint Venture Monthly Financial Statements).

(b)    Except as set forth on Section 4.6(b) of the Disclosure Letter and to the Knowledge of SGOM, there are no liabilities or obligations of Mattox of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the applicable Joint Venture Monthly Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2019, and (iii) liabilities or obligations (whether accrued, absolute, contingent or otherwise) that, individually and in the aggregate, are not material.

Section 4.7    No Adverse Changes.

Except as set forth on Section 4.7 of the Disclosure Letter, since December 31, 2018:

(a)    there has not been a SGOM Material Adverse Effect; and

(b)    there has not been any damage, destruction or loss, individually or in the aggregate, to any material portion of the Mattox Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 4.8    Taxes.

(a)    Except as would not reasonably be expected to have an SGOM Material Adverse Effect, (i) all Tax Returns required to be filed by Mattox or with respect to the Mattox Assets or the operations thereof have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Mattox which are or have become due, have been timely paid in all material respects; (iii) there are no Liens on any of the Mattox Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Mattox Assets other than Permitted Liens;

(iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Mattox or the Mattox Assets; and (v) Mattox is not a party to any Tax allocation or Tax sharing agreement (other than a commercial and customary contract that is entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes, but contains agreements or arrangements relating to the apportionment, sharing, assignment, or allocation of Taxes such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions) that will be binding on Mattox after Closing.

(b)    For U.S. federal income tax purposes, Mattox is treated as a partnership and has made, or shall be eligible to make, an election pursuant to Section 754 of the Code.

Section 4.9    Environmental Matters.

Except for matters that would not reasonably be expected, individually or in the aggregate, to have a SGOM Material Adverse Effect, which are disclosed in Section 4.9 of the Disclosure Letter:

(a)    Mattox and the Mattox Assets, operations and business are, and since December 31, 2018 have been, in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;

(b)    no circumstances exist with respect to Mattox and the Mattox Assets, operations or business, that have given or would reasonably be expected to give rise to an obligation or Damages of Mattox or its respective operators related to the investigation, remediation or other action necessary to address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)    Mattox and the Mattox Assets, operations or business, have not received any written communication from a Governmental Authority that remain unresolved alleging a violation or potential violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)    Mattox and the Mattox Assets, operations or business, are not subject to any pending or, to the Knowledge of SGOM, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)    all notices or Permits, if any, required to be obtained or filed under any Environmental Law by Mattox or the Mattox Assets, operations or business, have been duly obtained or filed, are valid and currently in effect, and Mattox and the Mattox Assets, operations and business are in compliance with such authorizations; and

(f)    since December 31, 2018, there has been no release, discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by Mattox, or the Mattox Assets, operations or business, or by a third party in connection with any of the foregoing, except in compliance with applicable Environmental Law and in a manner that has not and would not be expected to give rise to any material liability under Environmental Laws.

Section 4.10    Joint Venture Contracts.

Except as set forth on Section 4.10 of the Disclosure Letter:

(a)    SGOM has made available to SHLX a correct and complete copy of each Joint Venture Contract;

(b)    To SGOM’s Knowledge, each Joint Venture Contract is valid, binding and enforceable in full force and effect, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law);

(c)    To SGOM’s Knowledge, each Joint Venture Contract will continue to be valid, binding and enforceable and in full force and effect on terms identical to those contemplated in (a) above following the consummation of the Overall Transaction; and

(d)    (i) Mattox is not, nor, to the Knowledge of SGOM, are any of its respective counterparties to an applicable Joint Venture Contract, in breach or default of any Joint Venture Contract, (ii) Mattox has not been given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Joint Venture Contract; and (iii) no event has occurred that, with notice, lapse of time or both, would constitute a breach or default under any Joint Venture Contract.

Section 4.11    Insurance.

Section 4.11 of the Disclosure Letter sets forth a list of the material insurance policies that Mattox holds with respect to the Mattox Assets and such policies are (a) in such amounts and provide for such deductibles, that, in SGOM’s judgment, protect against such risks and losses as are reasonable for the Mattox Assets and (b) in full force and effect, and all premiums due and payable under such policies have been paid, and SGOM has not received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies. There is no claim pending or, to the Knowledge of SGOM, threatened under any such policy, and SGOM has not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 4.12    Brokerage Arrangements.

None of SGOM nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate any SHLX Party nor any of their respective Affiliates, or Mattox, to pay any commission, brokerage or “finder’s fee” or other similar fee, or to reimburse any expenses, in connection with this Agreement or the other Transaction Documents or the Dropdown Transactions contemplated hereby or thereby.

Section 4.13    Management Projections and Budgets.

The projections and budgets regarding the Mattox Assets identified on Section 4.13 of the Disclosure Letter, which were provided to the SHLX Parties (including those provided to the Financial Advisor) by SGOM as part of the SHLX Parties’ review in connection with this Agreement, were prepared (a) based upon assumptions that SGOM’s management believe to be reasonable as of the date thereof and hereof, (b) in good faith and (c) consistent with SGOM’s management’s reasonable expectations as of the time they were prepared and as of the date hereof.

Section 4.14    Books and Records.

The SHLX Parties have been provided accurate copies of the minute books and equity record books requested with respect to Mattox and the Mattox Subject Interests.

Section 4.15    Licenses; Permits.

(a)    Mattox or its Affiliates hold all Permits issued or granted by Governmental Authorities that are required to be held or necessary for the conduct of the business of Mattox as now being conducted with respect to the Mattox Assets (collectively, the “Mattox Permits”), except, in each case, for such items which would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(b)    All Mattox Permits are validly held by Mattox or its Affiliates and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(c)    Mattox has complied with all terms and conditions of the Mattox Permits, except as would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(d)    To SGOM’s Knowledge, there is no outstanding written notice nor any other notice of revocation, cancellation or termination of any Mattox Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(e)    No proceeding is pending or, to the Knowledge of SGOM, threatened with respect to any alleged failure by SGOM to have any material Mattox Permit necessary for the operation of any Mattox Asset.

Section 4.16    Title to Mattox Properties.

(a)    Except as set forth on Section 4.16 of the Disclosure Letter, SGOM represents and warrants that Mattox has (i) good and marketable fee simple title to the Mattox Assets and the owned real property used or held for use by Mattox for the conduct of Mattox’s business, free and clear of any Liens (other than Permitted Liens) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased assets and properties used or held for use by Mattox for the conduct of Mattox’s business, free and clear of any Liens (other than Permitted Liens).

(b)    The Mattox Assets are, taken as a whole, in reasonably good operating repair and working condition, except for ordinary wear and tear.

(c)    The Mattox Pipeline is covered by easements, surface use agreements, servitudes, licenses, rights-of-way or other similar agreements from each person (collectively, “Rights-of-Way”) in favor of Mattox, recorded or filed, as applicable and if and to the extent required in accordance with Applicable Law to be so recorded or filed, with the office of the applicable Governmental Authority, except where the failure of the Mattox Pipeline to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to have a SGOM Material Adverse Effect. Except to the extent the failure, individually or in the aggregate, would not reasonably be expected to have a SGOM Material Adverse Effect, the Rights-of-Way granted to Mattox that cover the Mattox Pipeline establish in all material respects a contiguous and continuous right of way for the Mattox Pipeline such that Mattox is able to construct, operate, and maintain the Mattox Pipeline in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(d)    There is no (i) breach or event of default on the part of Mattox with respect to any Rights-of-Way granted to Mattox that covers any of the Mattox Pipeline, (ii), to SGOM’s Knowledge, breach or event of default on the part of any other party to any Rights-of-Way granted to Mattox that covers any of the Mattox Pipeline and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of Mattox with respect to any Rights-of-Way granted to Mattox that covers any of the Mattox Pipeline or, to SGOM’s Knowledge, on the part of any other party thereto, except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such breach, default or event would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

(e)    No condemnation proceeding (or other similar litigation or proceeding) has been commenced by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Mattox Pipeline System except for that which would not, individually or in the aggregate, reasonably be expected to have a SGOM Material Adverse Effect.

Section 4.17    No Employees. Mattox does not have, and has not had, any employees nor has it maintained or contributed to, and it is not subject to any liability in respect of, any employee benefit or welfare or retirement plan of any nature, including plans subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 4.18    Disclaimer of Warranties.

Except as specifically set forth in this Agreement or the other Transaction Documents, SGOM makes no other express or implied representation or warranty with respect to the Mattox Subject Interests or Mattox Assets or the Mattox Transaction, and disclaims any other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SHELL CHEMICAL

Shell Chemical hereby represents and warrants to the SHLX Parties, solely and not jointly with any other Shell Party, that, except as disclosed in the disclosure letter delivered to the SHLX Parties on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 5.1    Organization.

Shell Chemical is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 5.2    Authority and Approval.

(a)    Shell Chemical has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which Shell Chemical is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by Shell Chemical of this Agreement and the other Transaction Documents to which Shell Chemical is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Shell Chemical have been duly and validly authorized and approved by all requisite limited partnership action on the part of Shell Chemical.

(b)    This Agreement has been duly and validly executed and delivered by Shell Chemical and constitutes the valid and legally binding obligation of Shell Chemical, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which Shell Chemical is a party, such other Transaction Documents will be duly and validly executed and delivered by Shell Chemical and will constitute the valid and legally binding obligations of Shell Chemical, enforceable against Shell Chemical in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.3    No Conflict; Consents.

Except as set forth on Section 5.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which Shell Chemical is or will be a party or by which Shell Chemical is or will be bound does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of Shell Chemical; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization, approval or notice under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, Material Contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which Shell Chemical is a party, by which Shell Chemical is bound or that relates to the Shell Chemical Norco Assets, or constitute an event which, after notice or lapse of time or both, would result in any such suspension, termination or cancellation; or (iv) result in the creation of any Lien on the Shell Chemical Norco Assets, or constitute an event which, after notice or lapse of time or both, would result in any such creation of a Lien, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a Shell Chemical Material Adverse Effect or result in any material liability or obligation of any SHLX Party (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order, waiver or authorization of any Governmental Authority or other Person is required to be obtained or made by Shell Chemical with respect to the Shell Chemical Norco Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Shell Chemical is or will be a party or the consummation of the transactions contemplated hereby or thereby, including the Shell Chemical Norco Transaction, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect (including such consents, approvals, licenses, permits, orders, waivers or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 5.4    Title to Assets.

Except as set forth on Section 5.4 of the Disclosure Letter, Shell Chemical represents and warrants that:

(a)    the Shell Chemical Norco Assets (i) have been maintained in a proper manner and in accordance with the methods and practices customarily used for similar assets in the industry in which they are used; (ii) have been maintained consistent with Shell Chemical’s policies, programs, procedures, processes, and business practices; (iii) are suitable for the purposes for which they are currently used; and (iv) are sufficient for the operation of the business relating to the Shell Chemical Norco Assets as it is currently conducted;

(b)    the Shell Chemical Norco Assets are, taken as a whole, in reasonably good operating repair and working condition, except for ordinary wear and tear;

(c)    Shell Chemical has good and indefeasible title to, or a valid leasehold interest in, all of the Shell Chemical Norco Assets free and clear of any Liens other than Permitted Liens and,

upon delivery by Shell Chemical of the Shell Chemical Norco Assets at Closing, will convey to Triton good and indefeasible title to such Shell Chemical Norco Assets, free and clear of all Liens other than Permitted Liens or Liens that are discharged by Shell Chemical at Closing;

(d)    with respect to that portion of the Shell Chemical Norco Assets that constitutes real property: (i) Shell Chemical has not leased or otherwise granted to any Person the right to use or occupy such real property or any portion thereof and (ii) other than the right of the SHLX Parties pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein. Shell Chemical is not a party to any agreement or option to purchase any real property or interest therein;

(e)    no condemnation proceeding (or other similar litigation or proceeding) has been commenced by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Shell Chemical Norco Assets except for that which would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect;

(f)    all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Shell Chemical Norco Assets that are necessary for or used in the operation of the Shell Chemical Norco Assets have been installed and are operational and sufficient for the operation of Shell Chemical’s business relating to the Shell Chemical Norco Assets as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full except for that which would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect; and

(g)    Appendix C sets forth an accurate and complete list of all uninitiated, scheduled or incomplete Shell Chemical projects that are contemplated or in progress with respect to the Shell Chemical Norco Assets.

Section 5.5    Litigation; Laws and Regulations.

(a)    Except as set forth in Section 5.5 of the Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or to Shell Chemical’s Knowledge threatened, affecting the Shell Chemical Norco Assets or Shell Chemical’s ownership or operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Shell Chemical pertaining to the Shell Chemical Norco Assets or to Shell Chemical’s ownership or operation thereof; or (iii) pending or, to Shell Chemical’s Knowledge, threatened investigations by any Governmental Authority against Shell Chemical pertaining to the Shell Chemical Norco Assets or to Shell Chemical’s ownership or operation thereof, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(b)    Shell Chemical, in its ownership and operation of the Shell Chemical Norco Assets, is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(c)    There are no civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Shell Chemical’s Knowledge, threatened that (i) question or involve the validity or enforceability of Shell Chemical’s obligations under this Agreement or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Shell Chemical of the Overall Transaction, including the Shell Chemical Norco Transaction, or (B) Damages in connection with any such consummation.

Section 5.6    No Adverse Changes.

Except as set forth on Section 5.6 of the Disclosure Letter, since December 31, 2018:

(a)    there has not been a Shell Chemical Material Adverse Effect; and

(b)    there has not been any damage, destruction or loss, individually or in the aggregate, to any material portion of the Shell Chemical Norco Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 5.7    Taxes.

Except as would not reasonably be expected to have a Shell Chemical Material Adverse Effect or as set forth in Section 5.7 of the Disclosure Letter, (i) all Tax Returns required to be filed with respect to the Shell Chemical Norco Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Shell Chemical with respect to the Shell Chemical Norco Assets, which are or have become due, have been timely paid in all material respects; (iii) there are no Liens on any of the Shell Chemical Norco Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Shell Chemical Norco Assets other than Permitted Liens; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Shell Chemical Norco Assets.

Section 5.8    Environmental Matters.

Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Shell Chemical Material Adverse Effect, which are disclosed in Section 5.8 of the Disclosure Letter:

(a)    the Shell Chemical Norco Assets and the operation thereof are, and since December 31, 2018 have been, in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all Environmental Laws;

(b)    no circumstances exist with respect to the Shell Chemical Norco Assets or the operation thereof that have given rise or would reasonably be expected to give rise to an obligation or Damages by Shell Chemical or the operator of the Shell Chemical Norco Assets to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)    Shell Chemical has not received any written communication from a Governmental Authority that remains unresolved alleging a violation or potential violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)    Neither Shell Chemical nor the Shell Chemical Norco Assets are subject to any pending or, to the Knowledge of Shell Chemical, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)    all notices or Permits, if any, required to be obtained or filed under any Environmental Law by Shell Chemical with respect to the Shell Chemical Norco Assets have been duly obtained or filed, are valid and currently in effect, and the Norco Assets and the operation thereof are in compliance with such authorizations; and

(f)    since December 31, 2018, there has been no release, discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by the Shell Chemical Norco Assets, or to the Knowledge of Shell Chemical, by a third party, except in compliance with applicable Environmental Law and in a manner that has not and would not be expected to give rise to any material liability under Environmental Laws.

Section 5.9    Licenses; Permits.

(a)    Shell Chemical, its operator, or its Affiliates hold all Permits issued or granted by Governmental Authorities that are required to be held or necessary for the conduct of the business as now being conducted with respect to the Shell Chemical Norco Assets (collectively, the “Shell Chemical Permits”), except, in each case, for such items which would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(b)    All Shell Chemical Permits are validly held by Shell Chemical, its operator, or its Affiliate and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(c)    Shell Chemical or its operator has complied with all terms and conditions of the Shell Chemical Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(d)    There is no outstanding written notice nor, to Shell Chemical’s Knowledge, any other notice of revocation, cancellation or termination of any Shell Chemical Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Shell Chemical Material Adverse Effect.

(e)    No proceeding is pending or, to the Knowledge of Shell Chemical, threatened with respect to any alleged failure by Shell Chemical to have any material Shell Chemical Permit necessary for the operation of any Shell Chemical Norco Asset.

Section 5.10    Material Contracts.

(a)    Shell Chemical has made available to the SHLX Parties a correct and complete copy of each Material Contract relating to the Shell Chemical Norco Assets.

(b)    Except as disclosed on Section 5.10 of the Disclosure Letter: (i) each Material Contract to which Shell Chemical is a party is legal, valid and binding on and enforceable against Shell Chemical and in full force and effect as the date hereof and will be in full force and effect on identical terms following the consummation of the Overall Transaction; (ii) Shell Chemical represents that it is not in material breach or default, and no event has occurred that with notice, lapse of time or a combination thereof would constitute a material breach or default by Shell Chemical, or permit termination, modification or acceleration, under any Material Contract to which Shell Chemical is a party; (iii) to Shell Chemical’s Knowledge, no other party to any Material Contract to which Shell Chemical is a party is in material breach or default, and no event has occurred which with notice, lapse of time of a combination thereof, would constitute a material breach of default by such other party, or permit termination, modification or acceleration under any Material Contract (other than an expiration of any Material Contract in accordance with its terms), nor has any other party repudiated any provision of any Material Contract or given any notice of any action or intent to terminate or amend in any material respect any Material Contract.

Section 5.11    Insurance.

Section 5.11 of the Disclosure Letter sets forth a list of the material insurance policies that Shell Chemical holds with respect to the Shell Chemical Norco Assets and such policies are (a)in such amounts and provide for such deductibles, that, in Shell Chemical’s judgment, protect against such risks and losses as are reasonable for the Shell Chemical Norco Assets and (b) in full force and effect, all premiums due and payable under such policies have been paid, and Shell Chemical has not received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies. There is no claim pending or, to the Knowledge of Shell Chemical, threatened under any such insurance policy, and Shell Chemical has not made any claim against any such insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 5.12    Brokerage Arrangements.

None of Shell Chemical nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate any SHLX Party to pay any commission, brokerage or “finder’s fee” or other similar fee, or to reimburse any expenses, in connection with this Agreement or the other Transaction Documents or the Dropdown Transactions contemplated hereby or thereby.

Section 5.13    Books and Records.

The SHLX Parties have been provided accurate copies of all books and records requested with respect to the Shell Chemical Norco Assets.

Section 5.14    Management Projections and Budgets.

The projections and budgets regarding the Shell Chemical Norco Assets identified on Section 5.14 of the Disclosure Letter, which were provided to the SHLX Parties (including those provided to the Financial Advisor) by Shell Chemical as part of the SHLX Parties’ review in connection with this Agreement, were prepared (a) based upon assumptions Shell Chemical’s management, together with the management of SOPUS in the case of the SOPUS Norco Assets, believes to be reasonable as of the date thereof and hereof, (b) in good faith and (c) consistent with Shell Chemical’s management’s reasonable expectations as of the time they were prepared and as of the date hereof.

Section 5.15    Disclaimer of Warranties.

Except as specifically set forth in this Agreement or the other Transaction Documents, (a) Shell Chemical is transferring and Triton is acquiring the Shell Chemical Norco Assets on an “AS IS” and “WHERE IS” basis, without any representations and warranties concerning the Shell Chemical Norco Assets (express, implied or statutory), (b) Shell Chemical has not made and is not making any representation or warranty of title, fitness for a particular purpose, merchantability or otherwise with regard to the Shell Chemical Norco Assets, and Shell Chemical hereby expressly disclaims any such representations or warranties (express, implied or statutory), and (c) Shell Chemical has not and does not warrant any description, value, quality or condition of any of the Shell Chemical Norco Assets (including as to any of the facilities, pipelines, appurtenant or associated equipment or other real or personal property located on or included in the property constituting the Shell Chemical Norco Assets).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SOPUS

SOPUS hereby represents and warrants to the SHLX Parties, solely and not jointly with any other Shell Party, that, except as disclosed in the disclosure letter delivered to SHLX on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 6.1    Organization.

SOPUS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 6.2    Authority and Approval.

(a)    SOPUS has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which SOPUS is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SOPUS of this Agreement and the other Transaction Documents to which SOPUS is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SOPUS have been duly and validly authorized and approved by all requisite limited liability company action on the part of SOPUS.

(b)    This Agreement has been duly and validly executed and delivered by SOPUS and constitutes the valid and legally binding obligation of SOPUS, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which SOPUS is a party, such other Transaction Documents will be duly and validly executed and delivered by SOPUS and will constitute the valid and legally binding obligations of SOPUS, enforceable against SOPUS in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 6.3    No Conflict; Consents.

Except as set forth on Section 6.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SOPUS is or will be a party or by which SOPUS is or will be bound does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SOPUS; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization, approval or notice under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, Material Contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SOPUS is a party, by which SOPUS is bound or that relates to the SOPUS Norco Assets, or constitute an event which, after notice or lapse of time or both, would result in any such suspension, termination or cancellation; or (iv) result in the creation of any Lien on the SOPUS Norco Assets, or constitute an event which, after notice or lapse of time or both, would result in any such creation of a Lien, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a SOPUS Material Adverse Effect or result in any material liability or obligation of any SHLX Party (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order, waiver or authorization of any Governmental Authority or other Person is required to be obtained or made by SOPUS with respect to the SOPUS Norco Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SOPUS is or will be a party or the consummation of the transactions contemplated hereby or thereby, including the SOPUS Norco

Transaction, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect (including such consents, approvals, licenses, permits, orders, waivers or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 6.4    Title to Assets.

Except as set forth on Section 6.4 of the Disclosure Letter, SOPUS represents and warrants that:

(a)    the SOPUS Norco Assets (i) have been maintained in a proper manner and in accordance with the methods and practices customarily used for similar assets in the industry in which they are used; (ii) have been maintained consistent with SOPUS’s policies, programs, procedures, processes, and business practices; (iii) are suitable for the purposes for which they are currently used and (iv) are sufficient for the operation of the business relating to the SOPUS Norco Assets as it is currently conducted;

(b)    the SOPUS Norco Assets are, taken as a whole, in reasonably good operating repair and working condition, except for ordinary wear and tear;

(c)    SOPUS has good and indefeasible title to, or a valid leasehold interest in, all of the SOPUS Norco Assets free and clear of any Liens other than Permitted Liens and, upon delivery by SOPUS of the SOPUS Norco Assets at Closing, will convey to Triton good and indefeasible title to such SOPUS Norco Assets, free and clear of all Liens other than Permitted Liens or Liens that are discharged by SOPUS at Closing;

(d)    with respect to that portion of the SOPUS Norco Assets that constitutes real property: (i) SOPUS has not leased or otherwise granted to any Person the right to use or occupy such real property or any portion thereof and (ii) other than the right of the SHLX Parties pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein. SOPUS is not a party to any agreement or option to purchase any real property or interest therein;

(e)    no condemnation proceeding (or other similar litigation or proceeding) has been commenced by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the SOPUS Norco Assets except for that which would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect;

(f)    all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the SOPUS Norco Assets that are necessary for or used in the operation of the SOPUS Norco Assets have been installed and are operational and sufficient for the operation of SOPUS’s business relating to the SOPUS Norco Assets as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full except for that which would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect; and

(g)    Appendix C sets forth an accurate and complete list of all uninitiated, scheduled or incomplete SOPUS projects that are contemplated or in progress with respect to the SOPUS Norco Assets.

Section 6.5    Litigation; Laws and Regulations.

(a)    Except as set forth on Section 6.5 of the Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or SOPUS’s Knowledge threatened, affecting the SOPUS Norco Assets or SOPUS’s operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against SOPUS pertaining to the SOPUS Norco Assets or to SOPUS’s ownership or operation thereof; or (iii) pending or, to SOPUS’s Knowledge, threatened investigations by any Governmental Authority against SOPUS pertaining to the SOPUS Norco Assets or to SOPUS’s ownership or operation thereof, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect.

(b)    SOPUS, in its ownership and operation of the SOPUS Norco Assets, is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect.

(c)    There are no civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to SOPUS’ Knowledge, threatened that (i) question or involve the validity or enforceability of SOPUS’ obligations under this Agreement or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by SOPUS of the Overall Transaction, including the SOPUS Norco Transaction, or (B) Damages in connection with any such consummation.

Section 6.6    No Adverse Changes.

Except as set forth on Section 6.6 of the Disclosure Letter, since December 31, 2018:

(a)    there has not been a SOPUS Material Adverse Effect; and

(b)    there has not been any damage, destruction or loss, individually or in the aggregate, to any material portion of the SOPUS Norco Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 6.7    Taxes.

Except as would not reasonably be expected to have a SOPUS Material Adverse Effect, or as set forth in Section 6.7 of the Disclosure Letter, (i) all Tax Returns required to be filed with respect to the SOPUS Norco Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by SOPUS with respect to the SOPUS Norco Assets, which are or have become due, have been timely paid in all material respects; (iii) there are no Liens on any of the SOPUS Norco Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the SOPUS Norco Assets other than Permitted Liens; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the SOPUS Norco Assets.

Section 6.8    Environmental Matters.

Except for matters that would not reasonably be expected, individually or in the aggregate, to have a SOPUS Material Adverse Effect, which are disclosed in Section 6.8 of the Disclosure Letter:

(a)    the SOPUS Norco Assets and the operation thereof are, and since December 31, 2018 have been, in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all Environmental Laws;

(b)    no circumstances exist with respect to the SOPUS Norco Assets or the operations thereof that have given or would reasonably be expected to give rise to an obligation or Damages SOPUS or the operator of the SOPUS Norco Assets to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)    SOPUS has not received any written communication from a Governmental Authority that remains unresolved alleging a violation or potential violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)    Neither SOPUS nor any of the SOPUS Norco Assets is subject to any pending or, to the Knowledge of SOPUS, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)    all notices or Permits, if any, required to be obtained or filed under any Environmental Law by SOPUS with respect to the SOPUS Norco Assets have been duly obtained or filed, are valid and currently in effect, and the SOPUS Norco Assets and the respective operations thereof are in compliance with such authorizations; and

(f)    since December 31, 2018, there has been no release, discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by any of the SOPUS Norco Assets or to the Knowledge of SOPUS, by a third party, except in compliance with applicable Environmental Law and in a manner that has not and would not be expected to give rise to any material liability under Environmental Laws.

Section 6.9    Licenses; Permits.

(a)    SOPUS, its operator(s), or its Affiliates hold all Permits issued or granted by Governmental Authorities that are required to be held or necessary for the conduct of the business as now being conducted with respect to the SOPUS Norco Assets (collectively, the “SOPUS Norco Permits”), except, in each case, for such items which would not individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect.

(b)    All SOPUS Norco Permits are validly held by SOPUS, its operator, or its Affiliate and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect.

(c)    SOPUS or its operator(s) has complied with all terms and conditions of the SOPUS Norco Permits, except as would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect;

(d)    There is no outstanding written notice nor, to SOPUS’ Knowledge, any other notice of revocation, cancellation or termination of any SOPUS Norco Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a SOPUS Material Adverse Effect.

(e)    No proceeding is pending or, to the Knowledge of SOPUS, threatened with respect to any alleged failure by SOPUS to have any material SOPUS Norco Permit necessary for the operation of any SOPUS Norco Assets.

Section 6.10    Material Contracts.

(a)    SOPUS has made available to the SHLX Parties a correct and complete copy of each Material Contract relating to the SOPUS Norco Assets.

(b)    Except as disclosed on Section 6.10 of the Disclosure Letter: (i) each Material Contract to which SOPUS is a party is legal, valid and binding on and enforceable against SOPUS and in full force and effect as the date hereof and will be in full force and effect on identical terms following the consummation of the Overall Transaction; (ii) SOPUS represents that it is not in material breach or default, and no event has occurred that with notice, lapse of time or a combination thereof would constitute a material breach or default by SOPUS, or permit termination, modification or acceleration, under any Material Contract to which SOPUS is a party; (iii) to SOPUS’s Knowledge, no other party to any Material Contract to which SOPUS is a party is in material breach or default, and no event has occurred which with notice, lapse of time of a combination thereof, would constitute a material breach of default by such other party, or permit termination, modification or acceleration under any Material Contract (other than an expiration of any Material Contract in accordance with its terms), nor has any other party repudiated any provision of any Material Contract or given any notice of any action or intent to terminate or amend in any material respect any Material Contract.

Section 6.11    Insurance.

Section 6.11 of the Disclosure Letter sets forth a list of the material insurance policies that SOPUS holds with respect to the SOPUS Norco Assets and such policies are (a) in such amounts and provide for deductibles that, in SOPUS’ judgment, protect against such risks and losses as are reasonable for the SOPUS Norco Assets and (b) in full force and effect, all premiums due and payable under such policies have been paid, and SOPUS has not received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies. There is no claim pending or, to the Knowledge of SOPUS, threatened under any such insurance policy, and SOPUS has not made any claim against any such insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 6.12    Brokerage Arrangements.

None of SOPUS nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate any SHLX Party to pay any commission, brokerage or “finder’s fee” or other similar fee, or to reimburse any expenses, in connection with this Agreement or the other Transaction Documents or the Dropdown Transactions contemplated hereby or thereby.

Section 6.13    Books and Records.

The SHLX Parties have been provided accurate copies of all books and records requested with respect to the SOPUS Norco Assets.

Section 6.14    Management Projections and Budget.

The projections and budgets regarding the SOPUS Norco Assets identified on Section 6.14 of the Disclosure Letter, which were provided to the SHLX Parties (including those provided to the Financial Advisor) by SOPUS as part of the SHLX Parties’ review in connection with this Agreement, were prepared (a) based upon assumptions SOPUS’s management, together with the management of Shell Chemical in the case of the Shell Chemical Norco Assets, believes to be reasonable as of the date thereof and hereof, (b) in good faith and (c) consistent with SOPUS’s management’s reasonable expectations as of the time they were prepared and as of the date hereof.

Section 6.15    Disclaimer of Warranties.

Except as specifically set forth in this Agreement or the other Transaction Documents,

(a)    SOPUS is transferring and Triton is acquiring the SOPUS Norco Assets on an “AS IS” and “WHERE IS” basis, without any representations and warranties concerning the SOPUS Norco Assets (express, implied or statutory), (b) SOPUS has not made and is not making any representation or warranty of title, fitness for a particular purpose, merchantability or otherwise with regard to the SOPUS Norco Assets, and SOPUS hereby expressly disclaims any such representations or warranties (express, implied or statutory), and (c) SOPUS has not and does not warrant any description, value, quality or condition of any of the SOPUS Norco Assets (including as to any of the facilities, pipelines, appurtenant or associated equipment or other real or personal property located on or included in the property constituting the SOPUS Norco Assets.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SHLX PARTIES

The SHLX Parties hereby jointly and severally represent and warrant to the Shell Parties as follows:

Section 7.1    Organization and Existence.

(a)    SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Triton is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 7.2    Authority and Approval.

(a)    Each of the SHLX Parties has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby (including the issuance at the Closing to SPLC of the Consideration and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which a SHLX Party is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by each SHLX Party, as applicable, have been duly and validly authorized and approved by all requisite limited partnership or limited liability company action of each SHLX Party, as applicable.

(b)    This Agreement has been duly and validly executed and delivered by or on behalf of each SHLX Party, and constitutes the valid and legally binding obligation of each SHLX Party, enforceable against each SHLX Party in accordance with its terms and, upon the execution of all of the other Transaction Documents to which such SHLX Party is or will be a party, such other Transaction Documents will be duly and validly executed and delivered by or on behalf of each SHLX Party and will constitute the valid and legally binding obligation of such SHLX Party, enforceable against such SHLX Party in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 7.3    No Conflict; Consents.

The execution, delivery and performance of this Agreement and the other Transaction Documents to which any SHLX Party is or will be a party by such SHLX Party, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby, including the Dropdown Transaction, will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SHLX; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization, approval or notice under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SHLX is a party or by which it is bound or to which SHLX’s property is subject, or constitute an event which, after notice or lapse of time or both, would result in any such suspension, termination or cancellation, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to cause a SHLX Material Adverse Effect.

(a)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SHLX in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which SHLX is or will be a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected cause a SHLX Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 7.4    Valid Issuance of Consideration.

When issued by SHLX at the Closing as contemplated in accordance with the Transaction Documents, including Section 2.2 of this Agreement, the Consideration will be validly issued and fully paid, and the Series A Preferred Units will be non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607(b) or 17-804(c) of the Delaware Revised Uniform Limited Partnership Act).

Section 7.5    Brokerage Arrangements.

None of the SHLX Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any Shell Party to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 7.6    Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the SHLX Parties’ Knowledge, threatened that (a) question or involve the validity or enforceability of any SHLX Party’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by any of the SHLX Parties of the Overall Transaction or (ii) Damages in connection with any such consummation.

Section 7.7    Investment Intent.

SHLX is accepting the Mattox Subject Interests for its own account with the intention of holding the Mattox Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SHLX acknowledges that the Mattox Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Mattox Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable, and that it may be necessary to hold the Mattox Subject Interests for an indefinite period of time.

ARTICLE VIII

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 8.1    Operation of Mattox and the Norco Assets.

(a)    Except as expressly provided by this Agreement, or as consented to in writing by SHLX (on behalf of the SHLX Parties), during the period from the date of this Agreement through the Closing Date, as to their respective interests in Mattox or the Norco Assets, each of the Shell Parties shall, or shall cause its representative(s) to:

(i)	not take any action that would reasonably be expected to result in any representation and warranty of such Shell Party set forth in this Agreement becoming untrue in any material respect;

(ii)	conduct its business or operations, as applicable, in the usual and ordinary course thereof consistent with past practices;

(iii)

use its reasonable best efforts to preserve, maintain and protect (A) the Mattox Assets or the Norco Assets and operations thereof, as applicable, as are now being conducted, (B) the goodwill relationships of its end users, customers, suppliers, regulators and others having relationships with the Mattox Assets and the Norco Assets and (C) all Permits required for (1) the conduct of the business of Mattox as has been conducted with regards to the Mattox Assets and the use of the Mattox Assets and (2) the conduct of the business of Shell Chemical and SOPUS as has been conducted with regards to the SOPUS Norco Assets and the Shell Chemical Norco Assets, and the use of the SOPUS Norco Assets and the Shell Chemical Norco Assets, respectively;

(iv)

use commercially reasonable efforts to perform its obligations under all purchase orders accepted by SOPUS or Shell Chemical, as applicable, that as of the Effective Time will not have been filled or paid;

(v)	not take any action that would cause any of the changes, events or conditions described in Section 4.7, 5.6 or 6.6 to occur;

(vi)	comply in all material respects with all Applicable Laws; and

(vii)	SGOM shall, or shall cause its respective representative(s) to, vote its interests in Mattox in opposition to any actions contrary to the foregoing.

(b)    Except (i) as expressly provided by this Agreement, (ii) as set forth on Section 8.1 of the Disclosure Letter or (iii) as consented to in writing by SHLX (on behalf of the SHLX Parties), during the period from the date of this Agreement through the Closing Date, none of the Shell Parties shall, and shall cause their representative(s) not to:

(i)	amend, or in the case of Mattox, vote in favor of any action that would permit Mattox to amend, their respective organizational documents;

(ii)

liquidate, dissolve, recapitalize or otherwise wind up, or in the case of Mattox, vote in favor of any action that would permit Mattox to liquidate, dissolve, recapitalize or otherwise wind up, their respective businesses;

(iii)

make any material change, or in the case of Mattox, vote in favor of any action that would permit Mattox to make a material change, in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend, or revoke, or in the case of Mattox, vote in favor of any action that would permit Mattox to make, amend, or revoke, any material election with respect to Taxes;

(v)

enter into any contract or agreement that would be a Joint Venture Contract or Material Contract, as applicable, if entered into prior to the date of this Agreement, terminate any Joint Venture Contract or Material Contract or amend, waive or release any rights or obligations under any Joint Venture Contract or Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business or any equity interest in, any Person for consideration other than in the ordinary course of business;

(vii)	sell, transfer, lease, license, abandon or otherwise dispose of any asset related to the Mattox Assets or the Norco Assets other than in the ordinary course of business;

(viii)

take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any Mattox Assets or Norco Assets;

(ix)	file any lawsuit regarding Mattox or the Norco Assets;

(x)

cancel, compromise, waive, release or settle any right, claim or lawsuit related to Mattox or the Norco Assets, other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project related to Mattox or the Norco Assets or other than as set forth on Section 8.1 of the Disclosure Letter;

(xii)	merge, consolidate, reorganize or enter into any other business combination with any Person;

(xiii)

in the case of Mattox, make any loan, advance, guarantee or capital contribution to any Person (other than extensions of credit to customers in the ordinary course of business in accordance with past practice);

(xiv)

in the case of Mattox, issue or sell any equity interest, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any Indebtedness for Borrowed Money;

(xv)

in the case of Mattox, declare, set aside, make or pay any distribution or dividend with respect to its equity interests other than in the ordinary course of business consistent with past practice and in an amount that does not adversely affect the ability to operate in the ordinary course of business;

(xvi)	in the case of Mattox, redeem, purchase or otherwise acquire any of its equity interests;

(xvii)

in the case of Mattox, subdivide or reclassify any limited liability company membership interests including without limitation the Mattox Subject Interests; amend, change or alter the rights, preferences or privileges thereof;

(xviii)

in the case of the Norco Assets, issue or sell any option or right to acquire the Norco Assets, as applicable, or incur, assume or guarantee any Indebtedness of Borrowed Money using the Norco Assets as collateral;

(xix)	fail to maintain in full force and effect its current insurance policies covering Mattox, the Mattox Assets and Mattox’s business, or the Norco Assets;

(xx)

acquire, commence or conduct, or in the case of Mattox, vote in favor of any action that would permit Mattox to acquire, commence or conduct, any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xxi)	take any action that would reasonably be expected to result in any representation and warranty of such Shell Party set forth in this Agreement becoming untrue in any material respect; or

(xxii)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.2    Supplemental Disclosure.

As soon as reasonably practical following any Shell Party obtaining Knowledge of a relevant disclosure, but in all cases no later than three (3) Business Days prior to Closing, by written notice to SHLX (on behalf of the SHLX Parties), the Shell Parties shall supplement or amend the Disclosure Letter to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter in order to make the representations and warranties true and correct. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Disclosure Letter; and if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be deemed excluded from the Disclosure Letter for purposes of the indemnification rights contained in this Agreement and the SHLX Parties shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

Section 8.3    Non-Assigned Assets.

Notwithstanding anything to the contrary contained in this Agreement, if the parties consummate the Closing prior to Shell Chemical or SOPUS, as applicable, obtaining a required third party consent or approval in connection with the assignment or transfer of any asset, permit, license, contract, or similar interest related to the transfer of any of the Norco Assets (a “Non-Assigned Asset”), then such Non-Assigned Asset shall not be assigned by such Shell Party to Triton at the Closing and shall be retained by the applicable Shell Party until such time as the consent or approval is received or alternative resolution mutually satisfactory to Triton and such Shell Party is reached, such Non-Assigned Asset shall be deemed to be held by such Shell Party for the benefit of Triton until such time as the consent or approval is received or such a mutually satisfactory alternative resolution is reached, and the Consideration shall not be reduced. Until such time as the consent or approval to the assignment or transfer of any Non-Assigned Asset is received or a mutually satisfactory alternative resolution is reached, (i) such Shell Party shall provide Triton with the economic benefits of the Non-Assigned Asset held in its name, and (ii) such Shell Party and Triton shall use their respective reasonable efforts, at such Shell Party’s cost and expense, to obtain the third party consent(s) or approvals or reach a mutually satisfactory alternative resolution.

Each of Shell Chemical and SOPUS agree to pay any costs or fees that are required to be paid to any Governmental Authority or other party that is not an Affiliate of Shell Chemical or SOPUS, as applicable, to obtain such consent and/or approval. Upon receipt of the third party consent or approval or achieving a mutual agreement to an alternative resolution related to a Non-Assigned Asset, the assignment of such Non-Assigned Asset shall automatically become effective without the need for any further action on the part of the parties or any other person and without the payment of any additional consideration. Notwithstanding the foregoing, if a consent or approval is not received or mutually acceptable alternative solution is not reached within two (2) years after the Closing Date, then such Non-Assigned Asset shall be deemed assigned and Triton shall assume all obligations and liabilities related to such Non-Assigned Asset as of such date.

Section 8.4    Assumed Obligations and Retained Obligations with respect to the Norco Assets.

(a)    From and after the Effective Time (except as otherwise specifically provided in this Agreement with respect to the Norco Ground Lease, Asset Integrity Issues and Retained Purchase Orders and subject to the indemnification obligations of SOPUS and Shell Chemical in Article XI), Triton, in its capacity as designee of SHLX, shall assume and agree to pay, perform and discharge when due the following obligations of SOPUS and Shell Chemical, as applicable:

(i)

all obligations of SOPUS and Shell Chemical, as applicable, under contracts, rights-of-ways, easements or other agreements assigned to Triton under this Agreement or the Transaction Documents, but only such obligations as are payable or otherwise performable on or after the Effective Time;

(ii)

all obligations under purchase orders accepted by SOPUS and Shell Chemical directly relating to the SOPUS Norco Assets or the Shell Chemical Norco Assets, as applicable, in the ordinary course of business consistent with past practice that have not as of the Effective Time been filled or paid; and

(iii)	all obligations and liabilities arising from the ownership, operation or use of the Norco Assets after the Effective Time (collectively, the “Assumed Liabilities”).

(b)    Except as expressly provided in this Section 8.4 or as otherwise expressly provided for in this Agreement or in any Transaction Document, Triton is not assuming, nor shall Triton or SHLX be deemed to have assumed, any obligation or liability of SOPUS or Shell Chemical, as applicable, of any kind or nature whatsoever, including the obligations and liabilities set forth in Section 8.4(a) that were payable or performable or arose from the ownership, operation or use of the Norco Assets, including all obligations and liabilities arising under Environmental Laws, prior to or as of the Effective Time (collectively, the “Retained Liabilities”). SOPUS and Shell Chemical, as applicable, shall continue to be liable for all Retained Liabilities after the Effective Time, and the SHLX Parties shall have no liability for the Retained Liabilities whatsoever.

(c)    SOPUS and Shell Chemical, as applicable, shall retain and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement, all of the obligations with respect to the Retained Liabilities.

Section 8.5    Proceeds From and Costs of Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Norco Assets prior to the Effective Time shall be the property of the respective Shell Party and to the extent received by any SHLX Party or their respective Affiliates, such SHLX Party shall promptly and fully disclose, account for and transmit the same to the applicable Shell Party. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Norco Assets on and after the Effective Time, including any proceeds related to accepted but unfilled purchase orders prior to the Effective Time pursuant to Section 8.4(a)(ii)], shall be the property of Triton and to the extent received by Shell Chemical or SOPUS or their respective Affiliates, as applicable, such Shell Party shall promptly and fully disclose, account for and transmit same to Triton.

Section 8.6    Asset Integrity Issues. Notwithstanding anything to the contrary in this Agreement, Shell Chemical and SOPUS respectively covenant and agree that for a period of twenty-four (24) months following the Effective Time that each shall, at its sole cost and expense, remedy any Asset Integrity Issues related to the Shell Chemical Norco Assets or the SOPUS Norco Assets, provided however that neither Shell Chemical nor SOPUS shall have any liability pursuant to this Section 8.6 unless and until the total amount of the costs and expenses of such remedies for Asset Integrity Issues during the twenty-four (24) month period with regards to the Shell Chemical Norco Assets or the SOPUS Norco Assets exceed $69,000,000 in the aggregate. To the extent that Shell Chemical or SOPUS is obligated to remedy any Asset Integrity Issues, such respective party’s obligation pursuant to this Section 8.6 shall not exceed $150,000,000, in the aggregate, with each of the respective obligations of either Shell Chemical or SOPUS under this Section 8.6 being in proportion to such Shell Party’s allocated Consideration received for the Shell Chemical Norco Assets or the SOPUS Norco Assets, as the case may be.

Section 8.7    Projects. The projects listed on Appendix C to this Agreement (each, a “Project” and collectively, the “Projects”) may be constructed by SOPUS or Shell Chemical, at their sole discretion, cost, and expense. For the sake of clarity, each Project is part of the SOPUS Norco Assets or Shell Chemical Norco Assets, as the case may be, that Triton is acquiring as part of the Dropdown Transaction contemplated under this Agreement. SOPUS and Shell Chemical agree that, if any Project is constructed, all right, title, and interest to such Project shall be assigned to Triton in a form to be mutually agreed upon, with no additional consideration due from Triton for such Project. If, for any reason, a Project is not completed, Triton agrees that no adjustment to, or return of any portion of, the Consideration paid by Triton under the terms of this Agreement shall be due from SOPUS or Shell Chemical.

Section 8.8    Notice to Mattox and CNOOC. Promptly following the Closing, (a) SGOM and SHLX shall cooperate in good faith and take all actions necessary to jointly provide notice of the Closing, and the transfer of the Mattox Subject Interest to SHLX thereby, to Mattox and CNOOC as required in the CNOOC Waiver and (b) SHLX shall provide Mattox with a written consent and agreement to be bound by all of the terms and conditions, as then in effect, of the Mattox LLC Agreement, as required by the CNOOC Waiver and Section 4.5(a) of the Mattox LLC Agreement.

Section 8.9    Reserved.

Section 8.10    Cooperation; Further Assurances.

Each of the Shell Parties and the SHLX Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the Overall Transaction, including, if required, any approvals and consents required by the HSR Act (including making any required filings under the HSR Act within ten (10) Business Days after the date of this Agreement), (ii) to ensure that all of the conditions to the respective obligations of the SHLX Parties and the Shell Parties contained in Section 10.1 and Section 10.2, respectively, are satisfied timely and (iv) to execute and deliver all documents and instruments required by or necessary for the consummation of the Overall Transaction. Notwithstanding the provisions set forth in Section 8.3, each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by the Transaction Documents, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby or thereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the Overall Transaction, which includes taking all appropriate actions to ensure that all Shell Chemical Permits and SOPUS Norco Permits required for the ownership or operation of the Norco Assets are transferred to or assigned to, or reissued in the name of, Triton, its operator, or its Affiliate, as appropriate; provided, however, that except as expressly set forth herein, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.1    Liability for Taxes.

(a)    SGOM shall be liable for, and shall indemnify, defend and hold harmless SHLX from any unpaid Taxes (including related penalties and interest) imposed on or incurred with respect to the Mattox Subject Interests attributable to any taxable period (or portion thereof) ending prior to the Closing Date. SHLX shall be liable for any Taxes (including related penalties and interest) imposed on or incurred with respect to the Mattox Subject Interests attributable to any taxable period (or portion thereof) beginning on or after the Closing Date.

(b)    Shell Chemical and SOPUS shall be jointly and severally liable for, and shall indemnify, defend and hold harmless Triton from any liability for (i) Taxes of Shell Chemical and SOPUS (and their respective Affiliates) and (ii) Taxes imposed on or incurred by or with respect to the Norco Assets, as applicable, attributable to any taxable period ending prior to the Closing Date or portion thereof to the extent occurring prior to the Closing Date. Triton shall be responsible for any Taxes imposed on or incurred by or with respect to the Norco Assets attributable to any taxable period beginning on after the Closing Date or portion thereof to the extent occurring on or after the Closing Date.

(c)    Whenever it is necessary for purposes of this Article IX to determine the amount of any Taxes imposed on or incurred by or with respect to the Mattox Subject Interests or the Norco Assets for a taxable period beginning before and ending after the Closing Date, which is allocable to the period ending before the Closing Date, and the allocation is not otherwise prescribed by Applicable Law or agreement in effect as of the date hereof, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending the day before the Closing Date and the denominator of which is the number of days in the entire Tax period.

(d)    If a SHLX Party receives a refund of any Taxes (including related penalties and interest) that a Shell Party is responsible for hereunder, or if a Shell Party receives a refund of any Taxes (including related penalties and interest) that a SHLX Party is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

(e)    For federal income tax purposes, the parties agree to report any payments or asset transfers with respect to Section 2.4, Section 8.5, Section 8.6, Section 9.1, Section 11.1 and Section 11.2 as an adjustment to the Consideration.

Section 9.2    Cooperation.

The parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

Section 9.3    Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and/or fees arising out of or in connection with the transactions effected pursuant to this Agreement (each such Tax or fee, a “Transfer Tax”) shall be borne by the party on whom such obligation is primarily imposed by Applicable Law; provided, however, that the SHLX Parties shall bear any Transfer Tax for which any SHLX Party is jointly and severally liable, and for which no other party is primarily liable, under Applicable Law. The party responsible for a Transfer Tax pursuant to this Section 9.3 shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax. If required by Applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.

Section 9.4    [Reserved]

Section 9.5    Conflict.

In the event of a conflict between the provisions of this Article IX and any other provisions of this Agreement, the provisions of this Article IX shall control.

Section 9.6    Tax Treatment.

The parties agree that the Dropdown Transaction shall be treated for Tax purposes as a contribution of property by each Shell Party to SHLX, in exchange for a portion of the Consideration, in accordance with Code Section 721(a).

ARTICLE X

CONDITIONS TO CLOSING

Section 10.1    Mutual Closing Conditions.

The obligations of each of the Parties to proceed with the closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by both the Shell Parties and SHLX (on behalf of the SHLX Parties):

(a)    Except as otherwise provided in Section 8.3, all necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the Overall Transaction (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods (and any extensions thereof) with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated earlier.

(b)    Except as otherwise provided in Section 8.3, all necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the Overall Transaction shall have been made and obtained, including any consents set forth on Section 10.1(b) of the Disclosure Letter.

(c)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order (“Order”) shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover Damages in connection herewith.

Section 10.2    Conditions to the Obligations of SHLX Parties.

The obligations of the SHLX Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX (on behalf of the SHLX Parties):

(a)    (i) The representations and warranties of each of the Shell Parties set forth in this Agreement (other than the representations and warranties of (1) SPLC set forth in Sections 3.1, 3.2 and 3.4; (2) SGOM set forth in Sections 4.1, 4.2, 4.4, 4.7(a) and 4.12; (3) Shell Chemical set forth in Sections 5.1, 5.2, 5.4, 5.6(a) and 5.12; and (4) SOPUS set forth in Sections 6.1, 6.2, 6.4, 6.6(a) and 6.12) shall be true and correct in all respects (without giving effect to any materiality standard or SGOM Material Adverse Effect, Shell Chemical Material Adverse Effect or SOPUS Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SGOM Material Adverse Effect, Shell Chemical Material Adverse Effect or SOPUS Material Adverse Effect qualification) as of such specified date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in, in the case of SGOM, an SGOM Material Adverse Effect, in the case of Shell Chemical, a Shell Chemical Material Adverse Effect or, in the case of SOPUS, a SOPUS Material Adverse Effect qualification and (ii) the representations and warranties in Sections 3.1, 3.2, 3.4, 4.1, 4.2, 4.4, 4.7(a), 4.12, 5.1, 5.2, 5.4, 5.6(a), 5.12, 6.1, 6.2, 6.4, 6.6(a) and 6.12 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. Each Shell Party shall have performed or complied in all material respects with all of its respective obligations and covenants required by this Agreement to be performed or complied with by such Shell Party at or by the time of the Closing. Each Shell Party shall have delivered to the SHLX Parties a certificate, dated as of the Closing Date and signed by an authorized signatory of each of SGOM (the “SGOM Closing Certificate”), the general partner of Shell Chemical (the “Shell Chemical Closing Certificate”), the general partner of SPLC (the “SPLC Closing Certificate”) and SOPUS (the “SOPUS Closing Certificate”), confirming the foregoing matters set forth in this Section 10.2(a) and Section 10.2(b).

(b)    Since the date of this Agreement, there shall not have occurred a SGOM Material Adverse Effect, SOPUS Material Adverse Effect or Shell Chemical Material Adverse Effect.

(c)    The Shell Parties or their respective designees shall have delivered, or caused to be delivered, to the SHLX Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the applicable provisions of Section 2.3.

(d)    The CNOOC Waiver shall be valid, unrevoked and in full force and effect, and all of the conditions precedent contained therein shall be fulfilled prior to or simultaneously with the Closing.

(e)    All of the conditions precedent to the closing of the Restructuring contemplated by the Restructuring Agreement, as set forth in Article VI thereto, shall have been fulfilled or validly waived prior to, or shall be fulfilled at, the closing of the Restructuring Agreement pursuant to the terms thereby, and SHLX and the General Partner are prepared to consummate the Restructuring contemplated by the Restructuring Agreement pursuant to the terms thereby simultaneously with the Closing.

Section 10.3    Conditions to the Obligations of Shell Parties.

The obligations of each Shell Party to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Shell Parties:

(a)    The representations and warranties of the SHLX Parties set forth in (i) this Agreement (other than the representations and warranties in Sections 7.1, 7.2, Section 7.4 and 7.5) shall be true and correct in all respects (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect and (ii) the representations and warranties in Sections 7.1, 7.2, Section 7.4 and 7.5 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. The SHLX Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or by the time of the Closing. SHLX shall have delivered to the Shell Parties a certificate, dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in this Section 10.3(a) and Section 10.3(b) (the “SHLX Closing Certificate”).

(b)    Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.

(c)    SHLX shall have delivered, or caused to be delivered, to the Shell Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with, the applicable provisions of Section 2.3.

ARTICLE XI

INDEMNIFICATION

Section 11.1    Indemnification of SHLX Parties.

Subject to the limitations set forth in this Agreement, following the Closing until the expiration of the applicable survival periods set forth in Section 11.3, SGOM (solely with respect to the Mattox Transaction), Shell Chemical (jointly with SOPUS with respect to each of the Shell Chemical Norco Transaction and the SOPUS Norco Transaction), SOPUS (jointly with Shell Chemical with respect to each of the Shell Chemical Norco Transaction and the SOPUS Norco Transaction) and SPLC (jointly with SGOM with respect to the Mattox Transaction and jointly with SOPUS with respect to the SOPUS Norco Transaction) shall indemnify, defend and hold harmless the SHLX Parties, their subsidiaries and their respective security holders, directors, officers and employees, and the officers, directors and employees of the General Partner, but otherwise excluding SPLC, SGOM, Shell Chemical, SOPUS and their respective Affiliates (the “SHLX Indemnified Parties”), from and against any and all Damages imposed on, sustained, suffered, incurred by or asserted against any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of the respective Shell Party in this Agreement or in any other Transaction Document to which such Shell Party is or will be a party, (b) any Retained Liability and (c) any breach of any agreement or covenant on the part of the respective Shell Party made under this Agreement or in any other Transaction Document to which such Shell Party is or will be a party or in connection with the transactions contemplated hereby or thereby; provided however, that for purposes of determining the amount of any Damages suffered or incurred by the SHLX Indemnified Parties in respect of a breach or inaccuracy of a representation or warranty of SGOM or a breach of any covenant or agreement on the part of SGOM, in each case, in respect of the business, operations, assets, liabilities or financial condition of Mattox, SHLX’s acquisition of only 79% of the ownership interests in Mattox shall be taken into account, such that the aggregate Damages described in this Section 11.1 suffered or incurred by the SHLX Indemnified Parties, would equal (where applicable) no more than 79% of the total of such Damages suffered by all owners in Mattox, respectively.

Section 11.2    Indemnification of Shell Parties.

Subject to the limitations set forth in this Agreement, following the Closing until the expiration of the applicable survival periods set forth in Section 11.3, the SHLX Parties, jointly and severally, shall indemnify, defend and hold harmless the Shell Parties and their respective Affiliates (other than any of the SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “Shell Indemnified Parties”) from and against any and all Damages imposed on, sustained, suffered, incurred by or asserted against the Shell Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of a SHLX Party in this Agreement or in any other Transaction Document to which such SHLX Party is or will be a party, (b) any Assumed Liability or (c) any breach of any agreement or covenant on the part of any SHLX Party made under this Agreement or in any other Transaction Document to which such SHLX Party is or will be a party or in connection with the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the SHLX Parties shall have no obligation to indemnify any Shell Indemnified Party for any Damages suffered or incurred by the Shell Indemnified Parties resulting from or arising out of the Retained Liabilities.

Section 11.3    Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III, Article IV, Article V, Article VI and Article VII shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of (i) SGOM set forth in Section 4.8 (Taxes), (ii) Shell Chemical set forth in Section 5.7 (Taxes), and (iii) SOPUS set forth in Section 6.7 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling); (b) the representations and warranties of (i) SGOM set forth in Section 4.9 (Environmental Matters), (ii) Shell Chemical set forth in Section 5.8 (Environmental Matters), and (iii) SOPUS set forth in Section 6.8 (Environmental Matters), shall terminate and expire on the third (3rd) anniversary of the Closing Date; (c) the representations and warranties of (i) SPLC set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval) and Section 3.4 (Investment Intent), (ii) SGOM set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.4 (Capitalization; Title to Mattox Subject Interests) and Section 4.12 (Brokerage Arrangements), (iii) Shell Chemical set forth in Section 5.1 (Organization), Section 5.2 (Authority and Approval), Section 5.4 (Title to Assets) and Section 5.12 (Brokerage Arrangements), and (iv) SOPUS set forth in Section 6.1 (Organization), Section 6.2 (Authority and Approval), Section 6.4 (Title to Assets) and Section 6.12 (Brokerage Arrangements), shall terminate and expire on the second (2nd) anniversary of the Closing Date; and (d) the representations and warranties of the SHLX Parties set forth in Section 7.1 (Organization and Existence), Section 6.2 (Authority and Approval), Section 7.4 (Valid Issuance of Consideration) and Section 7.5 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article XI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article XI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 11.3, no claim presented in writing for indemnification pursuant to this Article XI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article XI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing forever.

Section 11.4    Indemnification Procedures.

(a)    The indemnified party hereunder agrees that within a reasonable period of time, but in no event more than ten (10) Business Days after it becomes aware of facts giving rise to a claim for indemnification under this Article XI, it will provide notice thereof in writing to the indemnifying party, specifying the nature of, specific basis for such claim and the estimated amount of Damages imposed, sustained, incurred or asserted in connection therewith or arising therefrom (to the extent ascertainable). The failure to timely provide such written notice shall affect the rights of an indemnified party hereunder only to the extent that such failure has a material prejudicial effect on the defense or other rights available to the indemnifying party with respect to a third party claim.

(b)    The indemnifying party shall have the right within the earlier of thirty (30) days following receipt of notice from the indemnified party of a proceeding for which such person may be entitled to indemnification hereunder and the fifth (5th) day proceeding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation proceeding to assume control of all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article XI, including the selection of counsel, the determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld. Until the indemnifying party so assumes control of the defense of any such claims, the indemnified party or indemnified parties may control all aspects of the defense of any such claims.

(c)    If the indemnifying party assumes the defense of any claim in respect of which an indemnified party intends to or has asserted a claim for indemnification under this Agreement, then such indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article XI, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified party pursuant to this Section 11.4(c). The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article XI, provided, however, that if the indemnifying party has assumed the defense of any claim, the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.

(d)    In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 11.5    Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 11.6    Limitations on Indemnification.

(a)    To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 11.1(a), the Shell Parties shall be liable for Damages pursuant to Section 11.1(a) only if (i) the Damages with respect to any individual claim pursuant to Section 11.1(a) exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Claim Amount”) and (ii) the Damages for all claims pursuant to Section 11.1(a) (excluding any claim excluded pursuant to the preceding clause (i) of this Section 11.6(a)) exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then the applicable Shell Party shall be liable only for Damages pursuant to Section 11.1(a) to the extent of any excess over the Deductible Amount. In no event shall the Shell Parties’ aggregate liability to SHLX Indemnified Parties under (i) Section 11.1(a) exceed $120 million ($120,000,000) (the “Ceiling Amount”) or (ii) Section 11.1(b) exceed the Consideration amount. Notwithstanding the foregoing, the Shell Parties shall be liable for the full amount of any and all Damages, in each case without application of the Minimum Claim Amount, the Deductible Amount and the Ceiling Amount, arising out of (i) breaches or inaccuracies of representations and warranties contained in (1) with respect to SPLC, Section 3.1 (Organization), Section 3.2 (Authority and Approval) and Section 3.4 (Investment Intent), (2) with respect to SGOM, Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.4 (Capitalization; Title to Mattox Subject Interests), Section 4.7(a) (No Adverse Changes), Section 4.8 (Taxes) and Section 4.12 (Brokerage Arrangements), (3) with respect to Shell Chemical, Section 5.1 (Organization), Section 5.2 (Authority and Approval), Section 5.4 (Title to Assets), Section 5.6(a) (No Adverse Changes), Section 5.7 (Taxes), and Section 5.12 (Brokerage Arrangements), and (4) with respect to SOPUS, Section 6.1 (Organization), Section 6.2 (Authority and Approval), Section 6.4 (Title to Assets), Section 6.6(a) (No Adverse Changes), Section 6.7 (Taxes), and Section 6.12 (Brokerage Arrangements); provided, that the Shell Parties’ aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections described in this sentence and for breaches of covenants, shall not exceed the Consideration, absent fraud or willful misconduct; provided, further, however, that the payment and indemnification obligations of each Shell Party pursuant to Article IX shall not be subject to any limitation in this Section 11.6(a) and shall be excluded from the determination of whether the maximum indemnification amount specified in the immediately preceding proviso has been reached or exceeded.

(b)    For purposes of determining the amount of Damages with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or SGOM Material Adverse Effect, Shell Chemical Material Adverse Effect or SOPUS Material Adverse Effect expressly contained in Article III, Article IV, Article V and Article VI, as applicable, provided that this Section 11.6(b) shall so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)    Additionally, none of SGOM, Shell Chemical or SOPUS, on the one hand, nor the SHLX Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims. No proviso of this Article XI shall apply to or limit any claim that a Party committed common law fraud or willful misconduct under Texas law involving any representation, warranty or covenant in this Agreement or the Transaction Documents, which may be brought at any time until lapse of the applicable statute of limitations provided by Texas law.

Section 11.7    Sole Remedy.

Following the Closing, no party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article IX or this Article XI.

ARTICLE XII

TERMINATION

Section 12.1    Termination.

(a)    This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by the mutual written consent of the parties.

(b)    This Agreement may be terminated by any party, by giving written notice to the other party, if the Closing has not occurred on or before the date that is 90 days from the date of this Agreement, or such later date as may be agreed by the parties.

(c)    This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by SHLX (on behalf of the SHLX Parties) if there shall have occurred an SGOM Material Adverse Effect, a Shell Chemical Material Adverse Effect or a SOPUS Material Adverse Effect.

(d)    This Agreement may be terminated by either party, by giving written notice to the other party, if any Order permanently restraining, enjoying or otherwise prohibiting the consummation of the transactions contemplated hereby shall become final and non-appealable.

(e)    This Agreement and the transactions contemplated hereby may be terminated by SHLX (on behalf of the SHLX Parties) upon written notice to the Shell Parties if a material breach of any representation, warranty, covenant or agreement in this Agreement on the part of the Shell Parties shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied and such breach is not cured, or is incapable of being cured, within thirty (30) days of receipt of written notice by SHLX to the Shell Parties of such breach; provided, that no SHLX Party is then in breach of this Agreement so as to cause any condition set forth in Section 10.1 and Section 10.2 not to be satisfied.

(f)    This Agreement and the transactions contemplated hereby may be terminated by the Shell Parties upon written notice to SHLX (on behalf of the SHLX Parties) if a material breach of any representation, warranty, covenant or agreement in this Agreement on the part of the SHLX Parties shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 10.1 or Section 10.3 not to be satisfied and such breach is not cured, or is incapable of being cured, within thirty (30) days of receipt of written notice by the Shell Parties to SHLX (on behalf of the SHLX Parties) of such breach; provided, that no Shell Party is then in breach of this Agreement so as to cause any condition set forth in Section 10.1 and Section 10.3 not to be satisfied.

Section 12.2    Remedies upon Termination.

(a)    If this Agreement is terminated under Section 12.1, the parties shall then be released from their respective obligations under this Agreement, except as provided in this Section 12.2 and in Article XIII.

(b)    If a Party fails, refuses, or is unable for any reason not permitted by this Agreement to comply with its obligations under this Agreement, the non-defaulting Party may pursue any rights and remedies (including the rights and remedies available with respect to breaches of this Agreement prior to termination) under this Agreement, at law or in equity.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the SHLX Parties, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 13.2    Expenses.

Except as otherwise provided herein and the Transaction Documents, and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses (including fees and expenses of counsel, accountants and financial advisors) incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 13.3    Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person or by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail, as follows:

If to SGOM, addressed to:

Shell GOM Pipeline Company LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President – Commercial

Email: steven.ledbetter@shell.com

With a copy to: General Counsel

Email: lori.muratta@shell.com

Facsimile: (832) 337-3010

If to Shell Chemical, addressed to: Shell Chemical LP

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: President

Email: sean.clarry@shell.com

With a copy to: Managing Counsel – Chemicals

Email: donald.glass@shell.com

Facsimile: (832) 337-3010

If to SPLC, addressed to:

Shell Pipeline Company LP

c/o Shell Pipeline GP LLC, its general partner

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President – Finance

Email: s.carsten@shell.com

With a copy General Counsel

Email: lori.muratta@shell.com

Facsimile: (832) 337-3010

If to SOPUS, addressed to:

Equilon Enterprises LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: President

Email: robin.mooldijk@shell.com

With a copy to: Associate General Counsel -Downstream

Email: hector.pineda@shell.com

Facsimile: (832) 337-3010

If to a SHLX Party, addressed to:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Chief Executive Officer

Email: kevin.nichols@shell.com

With a copy to: General Counsel

Email: lori.muratta@shell.com

Facsimile: (832) 337-0371

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.4    Arbitration.

(a)    Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.

(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c)    The seat of the arbitration shall be Houston, Texas.

(d)    The language of the arbitration shall be English.

(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.

(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party/parties.

(g)    Nothing in this Section 13.4 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.

(h)    In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non-compensatory damages.

(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j)    Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 13.4(g), and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

Section 13.5    Governing Law.

(a)    This Agreement shall be subject to and governed by the laws of the State of Texas. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.

(b)    Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between or among the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)    Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third-party claim in accordance with Article XI).

Section 13.6    Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 13.7    Entire Agreement; Amendments and Waivers.

(a)    This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.

(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.8    Conflicting Provisions.

This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.

Section 13.9    Binding Effect, Assignment and No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the Shell Indemnified Parties contained in the indemnification provisions of Article XI.

Section 13.10    Severability.

If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate in good faith substitute provisions for those rendered or declared illegal or unenforceable so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 13.11    Interpretation.

It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given, or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.12    Headings and Disclosure Letter.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”

Section 13.13    Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.14    Action by SHLX.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given solely by the Conflicts Committee on behalf of SHLX.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SGOM:

Shell GOM Pipeline Company LLC

By:	/s/ Steven C. Ledbetter
Name:	Steven C. Ledbetter
Title:	Vice President

SHELL CHEMICAL:

Shell Chemical LP

By:	/s/ Sean Clarry
Name:	Sean Clarry
Title:	President

SPLC:

Shell Pipeline Company LP

By:	Shell Pipeline GP LLC, its general partner

By:	/s/ Shawn Carsten
Name:	Shawn Carsten
Title:	Vice President – Finance

SOPUS:

Equilon Enterprises LLC

By:	/s/ Robin J. Mooldijk
Name:	Robin J. Mooldijk
Title:	President

SHLX:

Shell Midstream Partners, L.P.

By: Shell Midstream Partners GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer

TRITON:

Triton West LLC

By:	/s/ Steven C. Ledbetter
Name:	Steven C. Ledbetter
Title:	Vice President

Appendix A

SOPUS Norco and Shell Chemical Norco Assets

The assets set forth in the definition of “SOPUS Norco Assets” and “Shell Chemical Norco Assets” include the following items:

•	Gasoline Blending Facilities

•	Wharf -3 Berths

•	LPG Truck Rack

•	Rail Car Rack

•	Interconnecting Pipe Racks

•	All Shell Chemical Permits and SOPUS Norco Permits

•	The 104 Tanks, Spheres, and Bullets (“Tanks”) set forth in the following table:

	Tanks	Volume, bbl	Owner
1	A-412	180,000	SOPUS
2	A-413	180,000	SOPUS
3	A-414	180,000	SOPUS
4	A-415	180,000	SOPUS
5	A-416	180,000	SOPUS
6	A-417	180,000	SOPUS
7	A-418	270,000	SOPUS
8	A-419	270,000	SOPUS
9	A-420	300,000	SOPUS
10	D-413	13,000	SOPUS and Shell Chemical
11	D-422	13,000	SOPUS and Shell Chemical
12	F-434	77,000	Shell Chemical
13	F-440	143,000	SOPUS
14	F-441	143,000	SOPUS
15	F-442	143,000	SOPUS
16	F-443	143,000	SOPUS
17	F-444	143,000	SOPUS
18	F-450	110,000	SOPUS
19	F-453	140,000	SOPUS

20	F-454	140,000	SOPUS
21	F-455	80,000	SOPUS
22	F-456	80,000	SOPUS
23	F-457	80,000	SOPUS
24	F-458	80,000	SOPUS
25	F-462	11,126	SOPUS and Shell Chemical
26	F-463	110,000	SOPUS
27	F-464	110,000	SOPUS
28	F-465	110,000	SOPUS
29	F-466	110,000	SOPUS
30	F-467	110,000	SOPUS
31	F-468	110,000	Shell Chemical
32	F-469	110,000	SOPUS
33	F-470	100,000	SOPUS
34	F-471	100,000	SOPUS
35	F-474	100,000	SOPUS
36	F-475	100,000	SOPUS
37	F-476	11,208	SOPUS and Shell Chemical
38	F-477	11,000	SOPUS
39	F-479	110,000	SOPUS
40	F-480	110,000	SOPUS
41	F-481	67,000	SOPUS
42	F-482	110,000	SOPUS
43	F-483	80,000	Shell Chemical
44	F-484	110,000	SOPUS
45	F-485	110,000	SOPUS
46	F-487	270,000	SOPUS
47	F-488	270,000	SOPUS
48	F-490	143,000	SOPUS
49	F-491	180,000	Shell Chemical
50	F-492	180,000	SOPUS

51	F-493	180,000	SOPUS
52	F-495	140,000	Shell Chemical
53	F-496	300,000	Shell Chemical
54	F-497	300,000	SOPUS
55	F-499	300,000	SOPUS
56	F-500	300,000	SOPUS
57	F-502	300,000	Shell Chemical
58	F-503	150,000	Shell Chemical
59	F-504	300,000	SOPUS
60	F-505	150,000	SOPUS
61	F-506	150,000	SOPUS
62	F-507	150,000	SOPUS
63	F-509	110,000	Shell Chemical
64	F-510	143,000	SOPUS
65	F-511	180,000	SOPUS
66	F-512	180,000	SOPUS
67	F-514	20,000	SOPUS and Shell Chemical
68	F-515	200,000	SOPUS
69	F-516	200,000	SOPUS
70	F-520	87,000	SOPUS
71	F-521	87,000	SOPUS
72	H-447	35,000	Shell Chemical
73	M-419	5,000	SOPUS
74	PV-0080	500	SOPUS
75	PV-214	650	Shell Chemical
76	PV-215	650	Shell Chemical
77	PV-493	3,900	Shell Chemical
78	PV-494	3,900	Shell Chemical
79	PV-495	2,500	Shell Chemical
80	PV-496	2,500	Shell Chemical
81	PV-497	2,500	SOPUS and Shell Chemical

82	PV-498	2,500	SOPUS and Shell Chemical
83	PV-499	2,500	SOPUS and Shell Chemical
84	PV-500	650	Shell Chemical
85	PV-501	650	Shell Chemical
86	PV-502	650	Shell Chemical
87	PV-503	3,900	Shell Chemical
88	S-403	10,000	SOPUS
89	S-405	25,000	SOPUS
90	S-406	25,000	SOPUS
91	S-407	25,000	SOPUS
92	S-408	25,000	Shell Chemical
93	S-409	10,000	Shell Chemical
94	S-410	30,000	SOPUS
95	S-411	50,000	Shell Chemical
96	S-412	50,000	Shell Chemical
97	S-413	10,000	Shell Chemical
98	S-414	10,000	Shell Chemical
99	S-415	50,000	Shell Chemical
100	S-416	50,000	Shell Chemical
101	S-417	30,000	Shell Chemical
102	W-409	5,000	SOPUS and Shell Chemical
103	W-437	40	SOPUS
104	W-438	40	SOPUS

Appendix B

Knowledge Individuals

The designated personnel for purposes of “Knowledge” in this Agreement are set forth below.

As to SGOM:

•	Steven C. Ledbetter

As to Shell Chemical:

•	Sean Clarry (solely with respect to the Shell Chemical Norco Assets)

As to SOPUS:

•	Robin J. Mooldijk (solely with respect to the SOPUS Norco Assets)

As to SHLX:

•	Kevin M. Nichols

As to Triton:

•	Steven C. Ledbetter

As to SPLC:

•	Shawn Carsten

Appendix C

Projects

1.	Powell System Replacement

2.	Tank F458 -Finished Gasoline Tank Renewal

3.	Tank F463 -Tank Renewal

4.	Tank A418 -Crude Tank Renewal

5.	Tank F493 -Treated Naphtha Tank Renewal

6.	Tank F457 -Tank Renewal